Exhibit 10.34

CREDIT AGREEMENT

among

NIGHTHAWK RADIOLOGY HOLDINGS, INC.,

VARIOUS LENDERS

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as ADMINISTRATIVE AGENT

Dated as of April 5, 2007

MORGAN STANLEY SENIOR FUNDING, INC.,

as SOLE LEAD ARRANGER and SOLE BOOK RUNNER

CREDIT AGREEMENT, dated as of April 5, 2007, among NightHawk Radiology Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time and Morgan Stanley Senior Funding, Inc., as Administrative Agent. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lead Arranger has arranged, and the Lenders are willing to make available to the Borrower, the senior secured term loan facility provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms.

1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Entity or Business” shall mean either (a) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (b) 100% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned Subsidiary Guarantor (or shall be merged with and into the Borrower or a Wholly-Owned Subsidiary Guarantor, with the Borrower or the Wholly-Owned Subsidiary Guarantor being the surviving or continuing Person).

“Additional Security Documents” shall have the meaning provided in Section 8.12(a).

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

“Administrative Agent” shall mean Morgan Stanley Senior Funding, Inc., in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

“Affected Loans” shall have the meaning provided in Section 4.02(j).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (b) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

“Agents” shall mean and include the Administrative Agent and the Collateral Agent.

“Aggregate Consideration” shall mean, with respect to any Other Permitted Acquisition, the sum (without duplication) of (a) the Fair Market Value of Borrower Common Stock issued (or to be issued) as consideration in connection with such Other Permitted Acquisition (including, without limitation, Borrower Common Stock which may be required to be issued as earn-out consideration upon the achievement of certain future performance goals of the respective Acquired Entity or Business (as determined in good faith by the Borrower)), (b) the aggregate amount of all cash paid (or to be paid) by the Borrower or any of its Subsidiaries in connection with such Other Permitted Acquisition (including, without limitation, payments of fees and costs and expenses in connection therewith) and all contingent cash purchase price, earn-out, non-compete and other similar obligations of the Borrower or any of its Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by the Borrower), (c) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Other Permitted Acquisition to the extent permitted by Section 9.04, (d) the aggregate liquidation preference of all Qualified Preferred Stock of the Borrower issued or to be issued as consideration in connection with such proposed Other Permitted Acquisition (including, without limitation, Qualified Preferred Stock of the Borrower which may be required to be issued as earn-out consideration upon the achievement of certain future performance goals of the respective Acquired Entity or Business (as determined in good faith by the Borrower)) and (e) the Fair Market Value of all other consideration paid (or to be paid) in connection with such Other Permitted Acquisition.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Margin” shall mean a percentage per annum equal to, in the case of Loans maintained as (i) Base Rate Loans, 1.25%, and (ii) Eurodollar Loans, 2.25%.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Subsidiary of the Borrower of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but excluding sales of assets pursuant to Section 9.02(b), (c), (g), (h), (i), (j), (l) and (n).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit I.

“Attributable Indebtedness” in respect of a sale-leaseback transaction shall mean, as at the time of determination, the present value (discounted at the interest rate borne at such time by Loans maintained as Eurodollar Loans, compounded annually) of the total obligations of the lessee for rental/lease payments during the remaining term of the lease included in such sale-leaseback transaction (including any period for which such lease has been extended); provided, however, that if such sale-leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of Capitalized Lease Obligations.

“Authorized Officer” shall mean, with respect to (a) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, (b) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the treasurer or the principal accounting officer (including the Vice President of Finance) of the Borrower, and (c) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Base Rate” shall mean, at any time, the higher of (a) the Prime Lending Rate at such time and (b) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time.

“Base Rate Loan” shall mean each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Common Stock” shall have the meaning provided in Section 7.13(a).

“Borrowing” shall mean the borrowing of one Type of Loan from all the Lenders on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Business” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any foreign jurisdiction.

“Business Day” shall mean (a) for all purposes other than as covered by clause (b) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) above and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank eurodollar market.

“CA Disclosure Letter” shall mean that certain Disclosure Letter, dated as of the date hereof, delivered by the Borrower, in form and substance satisfactory to the Administrative Agent, as same may be updated to the extent permitted with the terms hereof.

“Calculation Period” shall mean, with respect to any Permitted Acquisition, any Material Asset Sale or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, such Material Asset Sale or other event for which financial statements have been delivered to the Lenders pursuant to this Agreement.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) Dollar-denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than six months from the date of acquisition by such Person, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, (e) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, (f) tax-exempt securities including commercial paper, variable rate demand notes, and other similar short-term municipal notes and bonds, provided that such short-term tax-exempt securities shall have the highest credit rating of VMIG1, MIG1 or P-1 by Moody’s and SP-1 or A-1 rating by S&P’s and (g) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (f) above.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Law” shall have the meaning provided in Section 10.06.

“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the economic or voting interests in the Borrower’s capital stock, (ii) the Board of Directors of the Borrower shall cease to consist of a majority of Continuing Directors or (iii) a “change of control” or similar event shall occur as provided in any Qualified Preferred Stock (or the documentation governing the same).

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Collateral under and as defined in the Guaranty and Collateral Agreement and all Mortgaged Properties.

“Collateral Agent” shall mean Morgan Stanley & Co. Incorporated, in its capacity as Collateral Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Collateral Agent appointed pursuant to Section 11.09.

“Collective Bargaining Agreements” shall have the meaning provided in Section 5.05(e).

“Commitment” shall mean any of the commitments of any Lender, i.e., either an Initial Term Loan Commitment or an Incremental Term Loan Commitment.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (a) any extraordinary gains or losses, (b) any non-cash income, (c) any gains or losses from sales of assets other than inventory sold in the ordinary course of business and (d) interest income) adjusted by (x) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees) of the Borrower and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for the Borrower and its Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of the Borrower and its Subsidiaries determined on a consolidated basis for such period, (iv) non-cash stock compensation expenses for such period, (v) in the case of any period including the fiscal quarters of the Borrower ended or ending March 31, 2007 and June 30, 2007, the amount of all fees and expenses incurred in connection with the Transaction during either such fiscal quarter and (vi) the amount of all fees and expenses incurred in connection with any Permitted Acquisition during such period. For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein. Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated EBITDA for any Test Period which ends prior to the first anniversary of the Initial Borrowing Date, Consolidated EBITDA for all portions of such period occurring prior to the Initial Borrowing Date shall be calculated in accordance with the definition of Test Period contained herein.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (a) all Indebtedness of the Borrower and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP (b) all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (b), (g) and (h) of the definition of Indebtedness and (c) all Contingent Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (a) and (b).

“Consolidated Interest Expense” shall mean, for any period, (a) the total consolidated interest expense of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, Interest Rate Protection Agreements and Other Hedging Agreements) for such period, adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (a)) the amortization of any deferred financing costs for such period, plus (b) without duplication, (i) that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries on a consolidated basis representing the interest factor for such period and (ii) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of the Borrower and its Subsidiaries of the type described in clause (h) of the definition of Indebtedness contained herein (to the extent same does not arise from a financing arrangement constituting an operating lease) for such period. Notwithstanding anything to the contrary contained above, for purposes of determining the Interest Expense Coverage Ratio, to the extent Consolidated Interest Expense is to be determined for any Test Period which ends prior to the first anniversary of the Initial Borrowing Date, Consolidated Interest Expense for all portions of such period occurring prior to the Initial Borrowing Date shall be calculated in accordance with the definition of Test Period contained herein.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than the Borrower and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than the Borrower and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of the Borrower on the Initial Borrowing Date and each other director if such director’s nomination for election to the board of directors of the Borrower is recommended by a majority of the then Continuing Directors.

“Credit Documents” shall mean this Agreement, the Guaranty and Collateral Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Joinder Agreement, each Mortgage and each other Security Document and, for the purposes of Sections 10.01, 10.03 and 12.01, the Fee Letter.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“De Minimis Subsidiary” shall mean any Subsidiary of the Borrower so long as (and only so long as) the aggregate Fair Market Value of the assets of such Person does not exceed $100,000.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Permitted Acquisition” shall mean the acquisition by the Borrower of either (x) the assets constituting the teleradiology and management services business, division or product line of, or (y) 100% of the Equity Interests of, in each case, a company previously identified to the Administrative Agent in writing, who, in the case of clause (y), shall as a result of the acquisition of such Equity Interests become a Wholly-Owned Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Wholly-Owned Subsidiary Guarantor, with, in the case of the Borrower, the Borrower being the surviving or continuing Person and, in the case of a Wholly-Owned Subsidiary Guarantor, a Wholly-Owned Subsidiary Guarantor being the surviving or continuing Person); provided that (in each case) (A) the consideration paid or to be paid by the Borrower consists solely of cash (including proceeds of Incremental Term Loans) and the assumption/acquisition of any Indebtedness which is permitted to remain outstanding pursuant to Section 9.04(b) (as same may be modified by the delivery of an updated Schedule 7.21 of the CA Disclosure Letter in accordance with clause (G) of this definition), (B) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the Designated Permitted Acquisition or immediately after giving effect thereto, (C) calculations are made by the Borrower with respect to the financial covenants contained in Sections 9.08 and 9.09, inclusive, for the respective Calculation Period on a Pro Forma Basis as if the Designated Permitted Acquisition had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with if the Designated Permitted Acquisition had occurred on the first day of such Calculation Period, (D) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the Designated Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (E) all applicable requirements of Section 9.14 are satisfied, (F) the terms of the Designated Permitted Acquisition Documents shall be reasonably satisfactory in form and substance to the Administrative Agent and (G) the Borrower shall have delivered to the Administrative Agent updates of Schedules 7.10, 7.12, 7.14, 7.21, 7.22, 9.01 and 9.05 of the Disclosure Letter satisfactory to the Administrative Agent and reflecting changes resulting from the Designated Permitted Acquisition (and upon the delivery of such updates, such schedules shall be deemed modified as so updated).

“Designated Permitted Acquisition Documents” shall mean the purchase or similar agreement and all other agreements and documents relating to the Designated Permitted Acquisition, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof, all of which agreements and documents shall be reasonably satisfactory in form and substance to the Administrative Agent.

“Designated Target Companies” shall mean The Radlinx Group Ltd. and Radlinx Group Management LLC.

“Designated Uses” shall mean, with respect to the use of proceeds from any incurrence of Incremental Term Loans, that the same are used to (i) finance the Designated Permitted Acquisition, (ii) finance the redemption, repurchase or acquisition by the Borrower of Borrower Common Stock in accordance with Section 9.03(f), provided that such redemption, repurchase or acquisition occurs after the Syndication Date or (iii) to the extent the redemption or acquisition of Borrower Common Stock permitted pursuant to Section 9.03 occurs prior to the Syndication Date, for general corporate purposes up to the amount of such Dividend.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documents” shall mean, collectively, (a) the Credit Documents, (b) the Refinancing Documents, (c) the Initial Borrowing Date Acquisition Documents and (d) the Designated Permitted Acquisition Documents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District or Columbia.

“Effective Date” shall have the meaning provided in Section 12.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Borrower, any natural Person and their Subsidiaries and Affiliates.

“Employee Benefit Plans” shall have the meaning provided in Section 5.05(a).

“Employment Agreements” shall have the meaning provided in Section 5.05(d).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower and/or any of their Subsidiaries would be deemed to be a “single employer” (a) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (b) as a result of the Borrower and/or any Subsidiary of the Borrower being or having been a general partner of such person.

“Eurodollar Loan” shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” shall mean for any Interest Determination Date with respect to an Interest Period for a Eurodollar Loan, the rate per annum obtained by dividing (i)(a) the per annum rate for deposits in Dollars for a period corresponding to the duration of the relevant Interest Period which appears on Telerate Page 3750 at approximately 11:00 A.M. (London time) on such Interest Determination Date or (b) if such rate does not appear on Telerate Page 3750 on such Interest Determination Date, the rate per annum at which deposits in Dollars are offered by Administrative Agent to first-class banks in the London interbank market, in the approximate amount of Administrative Agent’s relevant Eurodollar Loan and having a maturity approximately equal to such Interest Period, at approximately 11:00 A.M. (London time) on such Interest Determination Date by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D). The Eurodollar Rate shall be rounded to the next higher multiple of 1/100 of 1% if the rate is not such a multiple. The reference to Telerate Page 3750 in this definition shall be construed to be a reference to the relevant page or any other page that may replace such page on the Telerate service or any other service that may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for deposits in Dollars.

“Event of Default” shall have the meaning provided in Section 10.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, Equity Interests, asset sale proceeds, insurance proceeds or Indebtedness), (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of the Borrower and its Subsidiaries during such period (other than (1) repayments made pursuant to the Refinancing, (2) repayments made with the proceeds of asset sales, sales or issuances of Equity Interests, insurance or Indebtedness and (3) payments of Loans and/or other Obligations, provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were (x) required as a result of a Scheduled Repayment pursuant to Section 4.02(a) or (y) made as a voluntary prepayment pursuant to Section 4.01 with internally generated funds), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, (iv) the aggregate consideration paid in cash by the Borrower or any of its Subsidiaries during such period in respect of the Designated Permitted Acquisition (other than to the extent that the same was financed with equity proceeds, Equity Interests, asset sale proceeds, insurance proceeds or Indebtedness) and (v) the Aggregate Consideration paid in cash by the Borrower or any of its Subsidiaries in respect of all Other Permitted Acquisitions during such period (other than Permitted Acquisitions to the extent financed with equity proceeds, Equity Interests, asset sale proceeds, insurance proceeds or Indebtedness).

“Excess Cash Payment Date” shall mean the date occurring 90 days after the last day of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ending December 31, 2007).

“Excess Cash Payment Period” shall mean (i) with respect to the repayment required on the first Excess Cash Payment Date, the period from the Initial Borrowing Date to the last day of the Borrower’s fiscal year ending December 31, 2007 (taken as one accounting period), and (ii) with respect to the repayment required on each successive Excess Cash Payment Date, the immediately preceding fiscal year of the Borrower.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Existing Indebtedness” shall have the meaning provided in Section 5.07.

“Existing Indebtedness Agreements” shall have the meaning provided in Section 5.05(h).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Borrower, or the Subsidiary of the Borrower selling such asset.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean the Fee Letter, dated the date hereof, between the Borrower and Morgan Stanley Senior Funding, Inc.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“FEMA” shall mean the Federal Emergency Management Agency.

“First Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to any Security Document, that such Lien is prior in right to any other Lien thereon, other than any Permitted Liens applicable to such Collateral which as a matter of law (and giving effect to any actions taken pursuant to the last paragraph of Section 9.01) have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Section 9, including defined terms as used therein, and for all purposes of determining the Total Leverage Ratio, are subject (to the extent provided therein) to Section 12.07(a).

“Government Programs” means (i) the Medicare and Medicaid Programs, (ii) the United States Department of Defense Civilian Health Program for Uniformed Services, and (iii) other similar foreign or domestic Federal, state or local reimbursement or governmental health care programs.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty and Collateral Agreement” shall have the meaning set forth in Section 5.10.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority.

“Incremental Term Loan” shall have the meaning provided in Section 2.01(b).

“Incremental Term Loan Borrowing Date” shall mean, each date on which Incremental Term Loans are incurred pursuant to Section 2.01(b) and as otherwise permitted by Section 2.14.

“Incremental Term Loan Commitment” shall mean, for each Lender, any commitment to make Incremental Term Loans provided by such Lender pursuant to Section 2.14, in such amount as agreed to by such Lender in the respective Incremental Term Loan Commitment Agreement and as set forth opposite such Lender’s name in Schedule 1.01(a) (as modified in accordance with Section 2.14) directly below the column entitled “Incremental Term Loan Commitment”, as the same may be terminated pursuant to Section 3.03 or 10.

“Incremental Term Loan Commitment Agreement” shall mean each Incremental Term Loan Commitment Agreement in the form of Exhibit K (appropriately completed) executed in accordance with Section 2.14.

“Incremental Term Loan Commitment Requirements” shall mean, with respect to any provision of Incremental Term Loan Commitments on each Incremental Term Loan Borrowing Date, the satisfaction of each of the following conditions on such date: (i) no Default or Event of Default then exists or would result therefrom (for purposes of such determination, assuming the relevant Incremental Term Loans in an aggregate principal amount equal to the full amount of Incremental Term Loan Commitments then provided had been incurred, and, to the extent such Incremental Term Loans are used to finance the Designated Permitted Acquisition, the Designated Permitted Acquisition had been consummated, on such date) and all of the representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); (ii) calculations are made by the Borrower demonstrating compliance with the financial covenants contained in Sections 9.08 and 9.09, in each case for the Calculation Period most recently ended prior to the respective Incremental Term Loan Borrowing Date, on a Pro Forma Basis, as if the Incremental Term Loans to be made pursuant to the Incremental Term Loan Commitments (assuming the full utilization thereof) had been incurred, and, to the extent such Incremental Term Loans are used to finance the Designated Permitted Acquisition, the Designated Permitted Acquisition had been consummated, on the first day of such Calculation Period; (iii) the delivery by the Borrower to the Administrative Agent on or prior to such date of an officer’s certificate executed by an Authorized Officer of the Borrower and certifying as to compliance with preceding clauses (i) and (ii) and containing the calculations (in reasonable detail) required by preceding clause (ii); (iv) the delivery by the Borrower to the Administrative Agent on or prior to such date of an acknowledgement in form and substance reasonably satisfactory to the Administrative Agent and executed by each Subsidiary Guarantor, acknowledging that such Incremental Term Loan Commitments and all Incremental Term Loans to be incurred pursuant thereto shall constitute (and be included in the definition of) “Obligations” under the Guaranty and Collateral Agreement; (v) the delivery by the Borrower to the Administrative Agent of an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Credit Parties reasonably satisfactory to the Administrative Agent and dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Initial Borrowing Date pursuant to Section 5.03 as may be reasonably requested by the Administrative Agent, and such other matters incident to the transactions contemplated thereby as the Administrative Agent may reasonably request; (vi) (x), to the extent that the respective Incremental Term Loans are being used to finance the Designated Permitted Acquisition, the delivery by the Borrower to the Administrative Agent on or prior to such date of true and correct copies of the Designated Permitted Acquisition Documents which shall be reasonably satisfactory to the Administrative Agent and (y) the delivery by the Borrower and the other Credit Parties to the Administrative Agent on or prior to such date of such other officers’ certificates, board of director resolutions and evidence of good standing as the Administrative Agent shall reasonably request; (vii) to the extent the respective Incremental Term Loans are to be used to finance the Designated Permitted Acquisition, the Designated Permitted Acquisition shall have been (or concurrently with the incurrence of such Incremental Term Loans shall be) consummated in all material respects in accordance with the Designated Permitted Acquisition Documents and this Agreement; and (viii) the completion by the Borrower and the other Credit Parties by such date of such other actions as the Administrative Agent may reasonably request in connection with such Incremental Term Loan Commitments.

“Incremental Term Loan Lender” shall have the meaning provided in Section 2.14(b).

“Indebtedness” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (c) all indebtedness of the types described in clause (a), (b), (d), (e), (f), (g), (h) or (i) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the Fair Market Value of the property to which such Lien relates), (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (f) all Contingent Obligations of such Person, (g) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement, (h) all Off-Balance Sheet Liabilities of such Person and (i) all Attributable Indebtedness of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Indebtedness to be Refinanced” shall mean that existing Indebtedness of the Borrower, the Target Companies, and their respective Subsidiaries as more particularly described on Schedule 1.01(b) to the CA Disclosure Schedule.

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the incurrence of the Loans occurs.

“Initial Borrowing Date Acquisition” means the acquisition of the Target Companies pursuant to the Initial Borrowing Date Acquisition Agreement.

“Initial Borrowing Date Acquisition Agreement” shall mean the Stock and Partnership Purchase Agreement, dated as of the date hereof, by and among the Borrower, The Radlinx Group, Ltd., Radlinx Group Management Company LLC, Healthlinx, Inc., DW Healthcare Partners, L.P., Gregory A. Lowenstein, Mark J. Bakken, M. Wayne Somers, Mark Pantengurg, Calvin B. Hall and Gregory A. Lowenstein, as Parties Representatives, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Initial Borrowing Date Acquisition Documents” shall mean the Initial Borrowing Date Acquisition Agreement and all other agreements and documents relating to the Initial Borrowing Date Acquisition, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Initial Term Loan” shall have the meaning provided in Section 2.01(a).

“Initial Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “Initial Term Loan Commitment,” as same may be terminated pursuant to Section 3.03 or 10, as applicable.

“Intercompany Loans” shall have the meaning provided in Section 9.05(h).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit J (or such other form as shall be reasonably satisfactory to the Administrative Agent), with blanks completed in conformity herewith.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Expense Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 9.05.

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit I to the Guaranty and Collateral Agreement (appropriately completed).

“Lead Arranger” shall mean Morgan Stanley Senior Funding, Inc., in its capacity as Sole Lead Arranger and Sole Book Runner, and any successor thereto.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule 1.01(a), as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, 2.14 or 12.04(b).

“Lender Default” shall mean (a) the wrongful refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing or (b) a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01 or Section 2.04.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Limitation” means a revocation, suspension, termination, impairment, probation, limitation, nonrenewal, forfeiture, declaration of ineligibility, loss of status as a participating provider in any Third Party Payor Arrangement, and the loss of any other rights.

“Loan” shall mean each Initial Term Loan and each Incremental Term Loan.

“Management Agreements” shall have the meaning provided in Section 5.05(c).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole or (b) a material adverse effect (i) on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document, (ii) on the ability of the Credit Parties taken as a whole to perform their obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document or (iii) on a material portion of the Collateral.

“Material Asset Sale” shall mean any Asset Sale or series of related Assets Sales (i.e., separate assets being sold, transferred or otherwise disposed of as part of an identifiable group of assets and within a reasonably limited time period) where the aggregate consideration therefor is equal to, or in excess of, $100,000.

“Maturity Date” shall mean April 5, 2014.

“Medicare and Medicaid Programs” means the programs established under Title XVIII and XIX of the Social Security Act and any successor programs performing similar functions.

“Minimum Borrowing Amount” shall mean $5,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument.

“Mortgage Policy” shall mean a Lender’s title insurance policy (Form 1992).

“Mortgaged Property” shall mean any Real Property owned or leased by the Borrower or any of its Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms of this Agreement or any Security Document.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is an obligation to contribute of) the Borrower, any of its Subsidiaries and/or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, any of its Subsidiaries and/or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean, for any event requiring a mandatory repayment pursuant to Section 4.02(b) or (c), the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event.

“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds received by the respective Person in connection with such Recovery Event (net of (a) reasonable costs and taxes incurred in connection with such Recovery Event and (b) required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents which is secured by the respective assets the subject of such Recovery Event).

“Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (a) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (b) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, (c) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness secured pursuant to the Security Documents), which is secured by the respective assets which were sold or otherwise disposed of, and (d) the estimated net marginal increase in income, franchise or similar taxes which will be payable by the Borrower’s consolidated group or any Subsidiary of the Borrower with respect to the fiscal year of the Borrower in which the sale or other disposition occurs as a result of such sale or other disposition (or, without duplication, which will be payable by the Borrower’s consolidated group or any Subsidiary of the Borrower in the fiscal year of the Borrower in which cash proceeds in respect of such sale or other disposition are received by way of deferred payment pursuant to a promissory note, receivable or otherwise); provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments (to the extent the Borrower delivers to the Lenders a certificate signed by an Authorized Officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Borrower or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by the Borrower and/or any of its Subsidiaries from such sale or other disposition.

“Non-Defaulting Lender” shall mean and include each Lender, other than a Defaulting Lender.

“Non-Guarantor Subsidiary” shall mean each Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“Non-Wholly-Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall have the meaning provided in Section 2.05(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at One Pierrepont Plaza, 7th Floor, 300 Cadman Plaza West, Brooklyn, New York 11201, Attention: Erma Dell’Aquila or Edward Henley, Telephone No.: 718-754-7286 / 7285, and Telecopier No.: 718-754-7249 / 7250, and (ii) for operational notices, the office of the Administrative Agent located at One Pierrepont Plaza, 7th Floor, 300 Cadman Plaza West, Brooklyn, New York 11201, Attention: Sandy Tung, Telephone No.: 718-754-2245, and Telecopier No.: 212-507-6680, or (in either case) such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, all amounts in respect of any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that does not create a liability on the balance sheet of such Person, (c) any obligation under a Synthetic Lease or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Permitted Acquisition” shall mean the acquisition (other than the Designated Permitted Acquisition) by a Qualified Credit Party of an Acquired Entity or Business; provided that (in each case) (a) the consideration paid or to be paid by the Qualified Credit Party consists solely of cash, Borrower Common Stock, Qualified Preferred Stock of the Borrower, the issuance or incurrence of Indebtedness otherwise permitted by Section 9.04 and the assumption/acquisition of any Indebtedness

(calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 9.04, (b) in the case of the acquisition of 100% of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other Person (either directly or indirectly) unless either (i) such Acquired Entity or Business owns 100% of the Equity Interests of such other Person or (ii) if such Acquired Entity or Business owns Equity Interests in any other Person which is a Non Wholly-Owned Subsidiary of such Acquired Entity or Business, (A) such Acquired Entity or Business shall not have been created or established in contemplation of, or for purposes of, the respective Other Permitted Acquisition, (B) any such Non-Wholly Owned Subsidiary of the Acquired Entity or Business shall have been a Non-Wholly-Owned Subsidiary of such Acquired Entity or Business prior to the date of the respective Other Permitted Acquisition and shall not have been created or established in contemplation thereof and (C) such Acquired Entity or Business and/or its Wholly-Owned Subsidiaries own at least 90% of the total value of all the assets owned by such Acquired Entity or Business and its Subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of Non-Wholly-Owned Subsidiaries held by such Acquired Entity or Business and its Wholly-Owned Subsidiaries), (c) all of the business, division or product line acquired pursuant to the respective Other Permitted Acquisition, or the business of the Person acquired pursuant to the respective Permitted Acquisition and its Subsidiaries taken as a whole, is in the United States, (d) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 9.13 and (e) all requirements of Sections 8.18, 9.02 and 9.14 applicable to Permitted Acquisitions are satisfied.

“Other Permitted Acquisition Consideration Basket” shall have the meaning provided in Section 8.18(a).

“Patriot Act” shall have the meaning provided in Section 12.18.

“Payment Office” shall mean the office of the Administrative Agent located at One Pierrepont Plaza, 7th Floor, 300 Cadman Plaza West, Brooklyn, New York 11201 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean each of the Designated Permitted Acquisition and each Other Permitted Acquisition.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, any of its Subsidiaries or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Preferred Equity”, as applied to the Equity Interests of any Person, means Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock.

“Prime Lending Rate” shall mean the rate from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” (or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates). The Prime Lending Rate will change as of the date of publication in The Wall Street Journal of a Prime Lending Rate that is different from that published on the preceding Business Day. In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (a) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance the Designated Permitted Acquisition or an Other Permitted Acquisition) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (b) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding voluntary permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, and (c) any Permitted Acquisition or any Material Asset Sale then being consummated as well as any other Permitted Acquisition or any other Material Asset Sale if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of such calculation, with the following rules to apply in connection therewith:

(i) all Indebtedness (A) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance the Designated Permitted Acquisition or any Other Permitted Acquisition) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance the Designated Permitted Acquisition, to finance any Other Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (B) (other than revolving Indebtedness, except to the extent accompanied by a corresponding voluntary permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (A) the rate applicable thereto, in the case of fixed rate indebtedness, or (B) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

(iii) in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or any Material Asset Sale if effected during the respective Calculation Period or Test Period (or, except for the purposes of determining quarterly compliance with Section 9.09 pursuant to the terms thereof, thereafter and on or prior to the date of the respective calculation) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, and taking into account factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.

“Projections” shall mean the projections that were prepared by or on behalf of the Borrower in connection with this Agreement and delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date.

“Qualified Credit Party” shall mean the Borrower and each Wholly-Owned Subsidiary Guarantor.

“Qualified Preferred Stock” shall mean (i) any Preferred Equity of the Borrower so long as the terms of any such Preferred Equity (a) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to October 5, 2014, (b) do not require the cash payment of dividends or distributions that would otherwise be prohibited by the terms of this Agreement or any other agreement or contract of the Borrower or any of its Subsidiaries, (c) do not contain any covenants (other than periodic reporting requirements), (d) do not grant the holders thereof any voting rights except for (i) voting rights required to be granted to such holders under applicable law and (ii) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the Borrower, or liquidations involving the Borrower, and (e) are otherwise reasonably satisfactory to the Administrative Agent.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after Initial Borrowing Date.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (a) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries or (b) under any policy of insurance maintained by any of them.

“Refinancing” shall mean the refinancing transactions described in Section 5.07.

“Refinancing Documents” shall mean all pay-off letters, guaranty releases, Lien releases (including, without limitation, UCC termination statements) and other documents and agreements entered into in connection with the Refinancing.

“Register” shall have the meaning provided in Section 12.15.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof.

“Reimbursement Approvals” means, with respect to all Government Programs, any and all certifications, provider numbers, provider agreements, participation agreements, accreditations and any other similar agreements with or approvals by any Governmental Authority or other Person.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Relevant Reinvestment Period” shall mean, with respect to any Asset Sale or Recovery Event, the earlier of the dates referred to in clauses (a) and (b) below occurring after the receipt of Net Sale Proceeds or Net Insurance Proceeds by the Borrower or any of its Subsidiaries, as the case may be, from such Asset Sale or Recovery Event: (a) 180 days following the receipt of such Net Sale Proceeds or Net Insurance Proceeds, as the case may be, and (b) the date upon which the Borrower or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds or Net Insurance Proceeds, as the case may be, from the respective Asset Sale or Recovery Event, as the case may be.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Loans and Incremental Term Loan Commitments at such time represents at least a majority of the sum of all outstanding Loans and Incremental Term Loan Commitments of Non-Defaulting Lenders.

“Requirement of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Returns” shall have the meaning provided in Section 7.09.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Scheduled Repayment” shall have the meaning provided in Section 4.02(a).

“Scheduled Repayment Date” shall have the meaning provided in Section 4.02(a).

“SEC” shall have the meaning provided in Section 8.01(h).

“Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Document” shall mean and include each of the Guaranty and Collateral Agreement, each Mortgage, after the execution and delivery thereof, each Additional Security Document and any other related document, agreement or grant pursuant to which the Borrower or any of its Subsidiaries grants, perfects or continues a security interest in favor of the Collateral Agent for the benefit of the Secured Creditors.

“Shareholders’ Agreements” shall have the meaning provided in Section 5.05(b).

“Subsidiary” shall mean, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person or (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean each Domestic Subsidiary of the Borrower whether existing on the Initial Borrowing Date or established, created or acquired after the Initial Borrowing Date, that has executed and delivered the Guaranty and Collateral Agreement or has otherwise become a party thereto by means of the execution and delivery of a Joinder Agreement by such Domestic Subsidiary unless and until such time as the respective Domestic Subsidiary is released from all of its obligations under the Guaranty and Collateral Agreement in accordance with the terms and provisions thereof. It is understood and agreed that no such Subsidiary that is a De Minimis Subsidiary shall be required to execute and deliver the Collateral and Guaranty Agreement, provided that after the first date on which any such Subsidiary fails to satisfy the requirements set forth in the definition of De Minimis Subsidiary appearing in this Section 1.01, such Subsidiary shall be required to (i) promptly execute and deliver to the Administrative Agent a Joinder Agreement and thereby become a party to the Guaranty and Collateral Agreement and (ii) take the other actions required to be taken by newly created or acquired Wholly-Owned Domestic Subsidiaries pursuant to Section 9.14.

“Subsidiaries Guaranty” shall mean the guaranty provided by the Subsidiary Guarantors pursuant to Article II of the Guaranty and Collateral Agreement.

“Syndication Date” shall mean that date upon which the Administrative Agent determines in its sole discretion that the primary syndication (and the resultant addition of Persons as Lenders hereunder) has been completed.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Target Companies” shall mean The Radlinx Group Ltd., Radlinx Group Management Company LLC, and Healthlinx, Inc.

“Tax Benefit” shall have the meaning provided in Section 4.04(d).

“Tax Sharing Agreements” shall have the meaning provided in Section 5.05(f).

“Taxes” shall have the meaning provided in Section 4.04(a).

“Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower then last ended, in each case taken as one accounting period; provided that in the case of any Test Period which includes any fiscal quarter ended on or prior to December 31, 2007, the rules set forth in the two succeeding sentences shall apply; provided further, that in the case of determinations of the Total Leverage Ratio pursuant to this Agreement, such further adjustments (if any) as described in the proviso to the definition of “Total Leverage Ratio” contained herein shall be made to the extent applicable. If the respective Test Period (i) includes the fiscal quarter of the Borrower ended September 30, 2006, Consolidated EBITDA for such fiscal quarter shall be deemed to be $11,600,000, (ii) includes the fiscal quarter of the Borrower ended December 31, 2006, Consolidated EBITDA for such fiscal quarter shall be deemed to be $8,700,000, and (iii) includes the fiscal quarter of the Borrower ended March 31, 2007, Consolidated EBITDA for such fiscal quarter shall be deemed to be $8,400,000. For purposes of calculating the Interest Expense Coverage Ratio for any Test Period ending on or prior to December 31, 2007, Consolidated Interest Expense for such Test Period shall be deemed to be (i) in the case of the Test Period ending June 30, 2007, Consolidated Interest Expense for the fiscal quarter ending June 30, 2007 multiplied by 4, (ii) in the case of the Test Period ending September 30, 2007, Consolidated Interest Expense for the two fiscal quarters ending September 30, 2007 multiplied by 2 and (iii) in the case of the Test Period ending December 31, 2007, Consolidated Interest Expense for the period of three fiscal quarters ending December 31, 2007 multiplied by 4/3.

“Third Party Payor” means any Government Program and any quasipublic agency, Blue Cross, Blue Shield and any managed care plans and organizations, including health maintenance organizations and preferred provider organizations and private commercial insurance companies and any similar third party arrangements, plans or programs for payment or reimbursement in connection with health care services, products or supplies.

“Third Party Payor Arrangement” means any arrangement, plan or program for payment or reimbursement by any Third Party Payor in connection with the provision of healthcare services, products or supplies.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Initial Term Loan Commitment” shall mean, at any time, the sum of the Initial Term Loan Commitments of each of the Lenders at such time.

“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (a) Consolidated Indebtedness on such date to (b) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein.

“Transaction” shall mean, collectively, (a) the consummation of the Initial Borrowing Date and the other transactions contemplated by the Initial Borrowing Date Acquisition Documents, (b) the consummation of the Refinancing, (c) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on the Initial Borrowing Date and the use of proceeds thereof, and (d) the payment of all fees and expenses in connection with the foregoing.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan subject to Title IV of ERISA shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Domestic Subsidiary of such Person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (a) and (b), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Wholly-Owned Subsidiary Guarantor” shall mean, any Wholly-Owned Subsidiary of the Borrower which is a Subsidiary Guarantor.

SECTION 2. Amount and Terms of Credit.

2.01. The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make a term loan or term loans (each, an “Initial Term Loan” and, collectively, the “the Initial Term Loans”) to the Borrower, which Initial Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (A) except as otherwise specifically provided in Section 2.10(b), all Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless the Administrative Agent has otherwise agreed or has determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), all Initial Term Loans shall be incurred and maintained as Base Rate Loans, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender on the Initial Borrowing Date. Once repaid, Initial Term Loans incurred hereunder may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein, each Lender with an Incremental Term Loan Commitment severally agrees to make a term loan or term loans (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to the Borrower, which Incremental Term Loans (i) shall be added to then outstanding borrowings of Initial Term Loans as provided in Section 2.14(c), (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, (A) except as otherwise specifically provided in Section 2.10(b), all Incremental Term Loans made as part of the same Borrowing shall at all times consist of Incremental Term Loans of the same Type and (B) unless the Administrative Agent has otherwise agreed or has determined that the Syndication Date has occurred (at which time, this clause (B) shall no longer be applicable), all Incremental Term Loans shall be incurred and maintained as Base Rate Loans, (iv) shall not exceed for any such Incremental Term Loan Lender at any time of any incurrence thereof, the Incremental Term Loan Commitment of such Incremental Term Loan Lender on the respective Incremental Term Loan Borrowing Date and (v) shall not exceed $97,000,000 in aggregate principal amount for all Incremental Term Loans made by all Incremental Term Loan Lenders pursuant to this Agreement and the various Incremental Term Loan Commitment Agreements. Once repaid, Incremental Term Loans incurred hereunder may not be reborrowed.

2.02. Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans shall not be less than the Minimum Borrowing Amount. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than four Borrowings of Eurodollar Loans (or such greater number of Borrowings of Eurodollar Loans as may be agreed to from time to time by the Administrative Agent).

2.03. Notice of Borrowing. (a) When the Borrower desires to incur Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office (i) at least three Business Days’ prior notice thereof in the case of Eurodollar Loans and (ii) at least one Business Day’s prior notice thereof in the case of Base Rate Loans; provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day. Each such notice (a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (A) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (B) the date of such Borrowing (which shall be a Business Day), (C) whether the Loans being incurred pursuant to such Borrowing shall constitute Initial Term Loans or Incremental Term Loans and (D) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender which is required to make the Loans specified in the respective Notice of Borrowing notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of the Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04. Disbursement of Funds. No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion (determined in accordance with Section 2.07) of the Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of such Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Initial Borrowing Date and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05. Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 12.15 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).

(b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request, obtain, maintain or produce a Note evidencing its Loans to the Borrower shall affect, or in any manner impair, the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to any Credit Document. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06. Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans made pursuant to one or more Borrowings of one or more Types of Loans into a Borrowing of another Type of Loan; provided that, (a) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (b) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, (c) Base Rate Loans may not be converted into Eurodollar Loans until the Syndication Date has occurred (at which time this clause (c) shall no longer be applicable) unless the Administrative Agent has otherwise agreed, and (d) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 11:00 A.M. (New York City time) at least (i) in the case of conversions of Base Rate Loans into Eurodollar Loans, three Business Days’ prior notice and (ii) in the case of conversions of Eurodollar Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.07. Pro Rata Borrowings. All Borrowings of Initial Term Loans and Incremental Term Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Initial Term Loan Commitments or Incremental Term Loan Commitments, as the case may be. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08. Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.

(c)(i) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time and (ii) all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Base Rate Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (A) quarterly in arrears on each Quarterly Payment Date, (B) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans, and (C) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan, (A) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (B) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09. Interest Periods. At the time the Borrower gives the Notice of Borrowing or any Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower (but otherwise subject to the provisions of clause (B) of the provisos in Section 2.01(a)(iii) and 2.01(b)(iii)), be a one, two, three or six month period; provided that (in each case):

(a) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(b) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(c) if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d) if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e) unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence; and

(f) no Interest Period in respect of any Borrowing shall be selected which extends beyond the Maturity Date.

If by 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10. Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (A) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (1) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for (x) Taxes with respect to which additional amounts are paid pursuant to Section 4.04 or would be payable but for the failure to provide the forms required to be provided in Section 4.04(b) or (y) changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (2) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (B) other circumstances arising since the Effective Date affecting such Lender, the interbank eurodollar market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has been made (A) unlawful by any law or governmental rule, regulation or order, (B) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (C) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or any Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (i) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan; provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitment hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

2.11. Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain: (a) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or in a Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (b) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (c) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (d) as a consequence of (i) any other default by the Borrower to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (ii) any election made pursuant to Section 2.10(b).

2.12. Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 4.04.

2.13. Replacement of Lenders. (a) If any Lender becomes a Defaulting Lender, (b) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (c) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 12.12(b), the Borrower shall have the right, in accordance with Section 12.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent; provided that:

(i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Borrower) pursuant to which the Replacement Lender shall acquire all of the outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender and (B) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 3.01; and

(ii) all obligations of the Borrower then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 12.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 12.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.04, 11.06, 12.01 and 12.06), which shall survive as to such Replaced Lender.

2.14. Incremental Term Loan Commitments. (a) The Borrower shall have the right, with the consent of the Administrative Agent, and in coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.14, but without requiring the consent of any of the Lenders, to request at any time after the Initial Borrowing Date, that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders) provide Incremental Term Loan Commitments to the Borrower and, subject to the terms and conditions contained in this

Agreement and in the respective Incremental Term Loan Commitment Agreement, make Incremental Term Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Term Loan Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Term Loan Commitment and executed and delivered to the Administrative Agent and the Borrower an Incremental Term Loan Commitment Agreement as provided in clause (b) of this Section 2.14, such Lender shall not be obligated to fund any Incremental Term Loans, (ii) any Lender (including any Eligible Transferee who will become a Lender) may so provide an Incremental Term Loan Commitment without the consent of any other Lender, (iii) Incremental Term Loan Commitments shall be denominated in Dollars, (iv) the provision of Incremental Term Loan Commitments pursuant to this Section 2.14 on a given date pursuant to a particular Incremental Term Loan Commitment Agreement shall be in a minimum aggregate amount (for all Lenders and other Eligible Transferees who will become Lenders pursuant thereto) of $25,000,000, (v) the aggregate amount of all Incremental Term Loan Commitments provided pursuant to this Section 2.14 shall not exceed $97,000,000 and the proceeds of all Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitments may only be used for Designated Uses, (vi) the up front fees and, if applicable, any unutilized commitment fees and/or other fees, payable to each Incremental Term Loan Lender in respect of each Incremental Term Loan Commitment shall be separately agreed to by the Borrower, the Administrative Agent and each such Incremental Term Loan Lender, (vii) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the Security Documents, and receive the benefit of the Subsidiaries Guaranty, on a pari passu basis with all other Obligations secured by the Security Documents and receiving the benefit of the Subsidiaries Guaranty, and (viii) each Lender (including any Eligible Transferee who will become a Lender) agreeing to provide an Incremental Term Loan Commitment pursuant to an Incremental Term Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans as provided in Section 2.01(b) and such Incremental Term Loans shall thereafter be deemed to be Loans for all purposes of this Agreement and the other applicable Credit Documents.

(b) At the time of the provision of Incremental Term Loan Commitments pursuant to this Section 2.14, the Borrower, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental Term Loan Commitment (each, an “Incremental Term Loan Lender”) shall execute and deliver to the Administrative Agent and the Borrower an Incremental Term Loan Commitment Agreement, with the effectiveness of the Incremental Term Loan Commitment provided therein (and the making of the Incremental Term Loans thereunder) to occur on the date set forth in such Incremental Term Loan Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to the Administrative Agent (or any affiliate thereof)), (x) all Incremental Term Loan Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 2.14 shall have been satisfied, and (z) all other conditions precedent that may be set forth in such Incremental Term Loan Commitment Agreement shall have been satisfied. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Commitment Agreement, and at such time, (i) Schedule 1.01(a) shall be deemed modified to reflect the Incremental Term Loan Commitments of the affected Lenders and (ii) to the extent requested by any Incremental Term Loan Lender, Notes will be issued, at the Borrower’s expense, to such Incremental Term Loan Lender to be consistent with the requirements of Section 2.05 (with appropriate modifications to the extent needed) to reflect the Incremental Term Loans made by such Incremental Term Loan Lender.

(c) The Incremental Term Loans made pursuant to each Incremental Term Loan Commitment Agreement shall constitute part of, and be added to, the tranche comprising Initial Term Loans and consequently:

(i) such Incremental Term Loans shall have the same Maturity Date and shall have the same Applicable Margins as Initial Term Loans;

(ii) the new Incremental Term Loans shall have the same Scheduled Repayment Dates as then remain with respect to the Initial Term Loans (with the amount of each Scheduled Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Loans, thereby increasing the amount of each then remaining Scheduled Repayment proportionately); and

(iii) on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.09, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Initial Term Loans on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of Loans based on the aggregate principal amount of Loans held by each Lender relative to the aggregate principal amount of each Borrowing, and so that the Lenders having outstanding Loans prior to the incurrence by the Borrower of such Incremental Term Loans continue to have the same participation (by amount) in each Borrowing of Loans as they had before the making of such Incremental Term Loan.

To the extent the provisions of preceding clause (iii) require that Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Borrowings of Eurodollar Loans, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding Eurodollar Loans and which will end on the last day of such Interest Period). In connection therewith, the Borrower hereby agrees to compensate the Lenders making such Incremental Term Loans for funding Eurodollar Loans during an existing Interest Period on such basis as may be agreed by the Borrower and the respective Lender or Lenders as may be provided in the respective Incremental Term Loan Commitment Agreement.

SECTION 3. Fees; Reductions of Commitment.

3.01. Fees. (a) The Borrower agrees to pay to the Administrative Agent such fees as may have been, or are hereafter, agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent.

(b) The Borrower agrees to pay to the Administrative Agent for distribution to the respective Incremental Term Loan Lenders such fees as may be agreed to as provided in Section 2.14(a).

3.02. Voluntary Termination or Reduction of Commitments. Upon at least three Business Day’s prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time prior to the Initial Borrowing Date, without premium or penalty to terminate the Total Commitment in whole, or reduce it in part, pursuant to this Section 3.02(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Commitment; provided that each such reduction shall apply proportionately to permanently reduce the Commitment of each Lender.

3.03. Mandatory Reduction of Commitments. (a) The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on April 30, 2007, unless the Initial Borrowing Date has occurred on or prior to such date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Initial Term Loan Commitment (and the Initial Term Loan Commitment of each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of Initial Term Loans on such date).

(c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Incremental Term Loan Commitment of each Lender provided pursuant to a particular Incremental Term Loan Commitment Agreement shall terminate in its entirety on the Incremental Term Loan Borrowing Date on which Incremental Term Loans are incurred pursuant to such Incremental Term Loan Commitment Agreement (after giving effect to the incurrence of Incremental Term Loans of on such date).

SECTION 4. Prepayments; Payments; Taxes.

4.01. Voluntary Prepayments. (a) The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York City time) at the Notice Office (A) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans and (B) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall, promptly transmit to each of the Lenders; (ii) each partial prepayment of Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent); provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; and (iii) each prepayment pursuant to this Section 4.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (iv) each prepayment of Loans pursuant to this Section 4.01(a) shall reduce the then remaining Scheduled Repayments on a pro rata basis (based on the then remaining principal amount of each such Scheduled Repayments after giving effect to all prior reductions thereto).

(b) In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 12.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender, together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11) in accordance with, and subject to the requirements of Section 12.12(b), so long as the consents, if any, required by Section 12.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained. Each prepayment of Loans pursuant to this Section 4.01(b) shall reduce the then remaining Scheduled Repayments on a pro rata basis (based on the then remaining principal amount of each such Scheduled Repayment after giving effect to all prior reductions thereto).

4.02. Mandatory Repayments. (a) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date set forth below (each, a “Scheduled Repayment Date”), the Borrower shall be required to repay that principal amount of Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Section 4.01(a), 4.01(b) or 4.02(g), a “Scheduled Repayment”):

Scheduled Repayment Date	Amount
June 30, 2007	$132,500
September 30, 2007	$132,500
December 31, 2007	$132,500
March 31, 2008	$132,500
June 30, 2008	$132,500
September 30, 2008	$132,500
December 31, 2008	$132,500
March 31, 2009	$132,500
June 30, 2009	$132,500
September 30, 2009	$132,500
December 31, 2009	$132,500
March 31, 2010	$132,500
June 30, 2010	$132,500
September 30, 2010	$132,500
December 31, 2010	$132,500
March 31, 2011	$132,500
June 30, 2011	$132,500
September 30, 2011	$132,500
December 31, 2011	$132,500
March 31, 2012	$132,500
June 30, 2012	$132,500
September 30, 2012	$132,500
December 31, 2012	$132,500
March 31, 2013	$132,500
June 30, 2013	$132,500
September 30, 2013	$132,500
December 31, 2013	$132,500
Maturity Date	$49,422,500

(b) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any capital contribution or any sale or issuance of its Equity Interests (other than (i) issuances of Equity Interests to the Borrower or any Subsidiary of the Borrower to the extent made by any Subsidiary of the Borrower, (ii) any capital contributions to any Subsidiary of the Borrower to the extent made by the Borrower or any Subsidiary of the Borrower, (iii) sales or issuances of the Borrower Common Stock to employees, officers and/or directors of the Borrower and its Subsidiaries (including as a result of the exercise of any options with respect thereto) and (iv) capital contributions to the Borrower to finance Other Permitted Acquisitions and to pay any fees and expenses incurred in connection therewith), an amount equal to 50% of the Net Cash Proceeds of such capital contribution or sale or issuance of Equity Interests shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h); provided, however, so long as no Default or Event of Default then exists and if the Total Leverage Ratio at the time of (and immediately before giving effect to) any such sale, issuance or capital contribution is less than or equal to 2.00:1.00, the foregoing percentage shall be reduced to 0% of such Net Cash Proceeds.

(c) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by the Borrower or any of its Subsidiaries of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 9.04), an amount equal to 100% of the Net Cash Proceeds of the respective issuance or incurrence of Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h).

(d) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Asset Sale (other than any Asset Sales or series of related Asset Sales where the aggregate Net Sale Proceeds therefrom do not exceed $100,000 individually and $250,000 in the aggregate in any fiscal year of the Borrower), an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h); provided, however, such Net Sale Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and the Borrower delivers a certificate (which certificate shall set forth the estimates of the Net Sale Proceeds to be so expended) to the Administrative Agent within fifteen days of such date stating that such Net Sale Proceeds shall be used to purchase assets (other than working capital) used or to be used in the businesses permitted pursuant to Section 9.13 within the Relevant Reinvestment Period, and provided further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 4.02(d) are not so reinvested within such Relevant Reinvestment Period, such remaining portion shall be applied on the last day of such Relevant Reinvestment Period as otherwise provided above in this Section 4.02(d) without regard to the preceding proviso.

(e) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Insurance Proceeds therefrom do not exceed $100,000 individually and $250,000 in the aggregate in any fiscal year of the Borrower), an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h); provided, however, so applied on such date so long as no Default or Event of Default then exists and the Borrower has delivered a certificate to the Administrative Agent within fifteen days of such date stating that such Net Insurance Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Insurance Proceeds were paid within the Relevant Reinvestment Period (which certificate shall set forth the estimates of the Net Insurance Proceeds to be so expended), and provided further, that if all or any portion of such Net Insurance Proceeds not required to be so applied pursuant to the preceding proviso are not so used within the Relevant Reinvestment Period, such remaining portion shall be applied on the last day of such Relevant Reinvestment Period as provided above in this Section 4.02(e) without regard to the immediately preceding proviso.

(f) In addition to any other mandatory repayments pursuant to this Section 4.02, on each Excess Cash Payment Date, an amount equal to 50% of the Excess Cash Flow for the related Excess Cash Payment Period shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h); provided, however, so long as no Default or Event of Default then exists and if the Total Leverage Ratio as of the last day of the respective Excess Cash Payment Period is less than or equal to 2.00:1.00, the foregoing percentage shall be reduced to 0% of such Excess Cash Flow.

(g) Each amount required to be applied pursuant to Sections 4.02(b), (c), (d), (e) and (f) in accordance with this Section 4.02(g) shall be applied to repay the outstanding principal amount of Loans. The amount of each principal repayment of Loans made as required by this Section 4.02(g) shall be applied to reduce the then remaining Scheduled Repayments on a pro rata basis (based upon the then remaining principal amounts of such Scheduled Repayments after giving effect to all prior reductions thereto).

(h) With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made; provided that: (i) repayments of Eurodollar Loans pursuant to this Section 4.02 made on a day other than the last day of an Interest Period applicable thereto shall be subject to Section 2.11; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among the Lenders holding such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(i) In addition to any other mandatory repayments pursuant to this Section 4.02, (i) all then outstanding Loans shall be repaid in full on the Maturity Date and (ii) unless the Required Lenders otherwise agree in writing, all then outstanding Loans shall be repaid in full on the date on which a Change of Control occurs.

(j) Notwithstanding the foregoing provisions of this Section 4.02 (other than Section 4.02(a), which shall not have the benefits of this clause (j)), if at any time the mandatory repayment of Loans pursuant to this Section 4.02 would result, after giving effect to the procedures set forth above in clause (h), in the Borrower incurring breakage costs under Section 2.11 as a result of Eurodollar Loans being repaid other than on the last day of an Interest Period applicable thereto (any such Eurodollar Loans, “Affected Loans”), the Borrower may elect, by written notice to the Administrative Agent, to have the provisions of the following sentence be applicable so long as no Default or Event of Default then exists. At the time any Affected Loans are otherwise required to be prepaid, the Borrower may elect to deposit 100% (or such lesser percentage elected by the Borrower as not being repaid) of the principal amounts that otherwise would have been paid in respect of the Affected Loans with the Administrative Agent to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent, with such cash collateral to be released from such cash collateral account (and applied to repay the principal amount of such Eurodollar Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to such Eurodollar Loans (or such earlier date or dates as shall be requested by the Borrower), with the amount to be so released and applied on the last day of each Interest Period to be the principal amount of such Eurodollar Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account); provided, however, that at any time while an Event of Default has occurred and is continuing, the Required Lenders may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by the Borrower to, follow said directions) to apply any or all proceeds then on deposit in such collateral account to the payment of such Affected Loans. So long as no Event of Default is then in existence, any amounts remaining in such collateral account after giving effect to the application thereof as contemplated above shall be returned to the Borrower.

4.03. Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04. Net Payments. (a) All payments made by the Borrower hereunder and under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits (or franchise taxes imposed in lieu of thereof) of a Lender pursuant to the laws of the jurisdiction in which it is organized or any jurisdiction with which such Lender otherwise has a present or former connection, provided that the nexus giving rise to taxation is created solely by the Lender (other than any such connection arising from such Lender having executed, delivered, performed its obligations or received a payment under or enforced any Loan Document) and any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Lender is located, provided that the nexus giving rise to taxation is created solely by the Lender, or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 12.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender or, in the case of an Eligible Transferee that becomes a Lender pursuant to Section 2.14 on the date such Eligible Transferee becomes a Lender, (i)

two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such form or certificate, in which case such Lender shall not be required to deliver any such form or certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a) but subject to Section 12.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States (I) if such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes.

(c) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent, to the extent requested by either the Borrower or the Administrative Agent, two accurate and complete original signed copies of Internal Revenue Services Form W-9 (or successor forms), or other documentation reasonably satisfactory to the Borrower, certifying to such Lender’s exemption from back-up withholding.

(d) If the Borrower pays any additional amount under this Section 4.04 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrower an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, that was obtained by the Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to a Credit Party pursuant to this Section 4.04(d) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses; (iii) nothing in this Section 4.04(d) shall require the Lender to disclose any confidential information to any Credit Party (including, without limitation, its tax returns); and (iv) no Lender shall be required to pay any amounts pursuant to this Section 4.04(d) at any time which a Default or Event of Default exists.

SECTION 5. Conditions Precedent to the Initial Borrowing Date. The obligation of each Lender to make Loans on the Initial Borrowing Date is subject at the time of the making of such Loans to the satisfaction of the following conditions:

5.01. Effective Date; Notes. On or prior to the Initial Borrowing Date, (a) the Effective Date shall have occurred as provided in Section 12.10 and (b) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Notes executed by the Borrower, in the amount, maturity and as otherwise provided herein.

5.02. Officer’s Certificate. On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date and signed on behalf of the Borrower by the chairman of the board, the chief executive officer, the president or any vice president of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 5.06 through 5.09, inclusive, 6.01 have been satisfied on such date.

5.03. Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received (a) from Wilson Sonsini Goodrich & Rosati, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit D and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (b) without duplication, from such local counsel, reasonably acceptable to the Administrative Agent, in each jurisdiction where a Credit Party is “located” for purposes of Section 9-307 of the UCC and/or organized, in each case, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (c) a copy of each legal opinion, if any, delivered in connection with the Initial Borrowing Date Acquisition accompanied by a reliance letter in favor of the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date.

5.04. Company Documents; Proceedings; etc. (a) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by an officer of such Credit Party and attested to by another officer of such Credit Party, in the form of Exhibit E with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b) On the Initial Borrowing Date, all Business and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents (other than the Designated Permitted Acquisition Documents) shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of Business proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Business or Governmental Authorities.

5.05. Employee Benefit Plans; Shareholders’ Agreements; Management Agreements; Employment Agreements; Collective Bargaining Agreements; Tax Sharing Agreements; Existing Indebtedness Agreements. On or prior to the Initial Borrowing Date, there shall have been made available to the Administrative Agent true and correct copies of the following documents:

(i) all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Plan that is a “single-employer plan” as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and all Multiemployer Plans (provided that the foregoing shall apply in the case of any Multiemployer Plan, only to the extent that any document described herein is in the possession of the Borrower, or any of its Subsidiaries and/or any ERISA Affiliate or is reasonably available thereto from the sponsor or trustee of any such plan) (collectively, the “Employee Benefit Plans”);

(ii) all agreements entered into by the Borrower or any of its Subsidiaries governing the terms and relative rights of its equity interests and any agreements entered into by its shareholders relating to any such entity with respect to its equity interests (collectively, the “Shareholders’ Agreements”);

(iii) all material agreements with members of, or with respect to, the management of the Borrower or any of its Subsidiaries other than employee agreements not addressing the management of the Borrower and its Subsidiaries (collectively, the “Management Agreements”);

(iv) all material employment agreements entered into by the Borrower or any of its Subsidiaries (collectively, the “Employment Agreements”);

(v) all collective bargaining agreements applying or relating to any employee of the Borrower or any of any of its Subsidiaries (collectively, the “Collective Bargaining Agreements”);

(vi) all tax sharing, tax allocation and other similar agreements entered into by the Borrower or any of its Subsidiaries (collectively, the “Tax Sharing Agreements”); and

(vii) all agreements evidencing or relating to Indebtedness of the Borrower or any of its Subsidiaries which is to remain outstanding after giving effect to the Transaction (the “Existing Indebtedness Agreements”);

all of which Employee Benefit Plans, Shareholders’ Agreements, Management Agreements, Employment Agreements, Collective Bargaining Agreements, Tax Sharing Agreements and Existing Indebtedness Agreements shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect on the Initial Borrowing Date.

5.06. Consummation of the Initial Borrowing Date Acquisition; etc. On the Initial Borrowing Date, the Initial Borrowing Date Acquisition shall have been consummated in accordance with the terms and conditions of the applicable Documents therefor and all applicable law. On the Initial Borrowing Date, (x) the Administrative Agent shall have received true and correct copies of all Initial Borrowing Date Acquisition Documents certified as such by an Authorized Officer of the Borrower, (y) all such Documents and all terms and conditions thereof shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and (z) all such Documents shall be in full force and effect. All conditions precedent to the consummation of the Initial Borrowing Date Acquisition, as set forth in the relevant Documents therefor, shall have been satisfied, and not waived unless consented to by the Administrative Agent and the Required Lenders, to the reasonable satisfaction of the Administrative Agent and the Required Lenders.

5.07. Consummation of the Refinancing. (a) On or prior to the Initial Borrowing Date, all Indebtedness to be Refinanced of the Borrower and its respective Subsidiaries shall have been repaid in full, together with all fees and other amounts owing thereon, all commitments thereunder shall have been terminated and all letters of credit issued pursuant thereto shall have been terminated.

(b) On the Initial Borrowing Date, all security interests in respect of, and Liens securing, the Indebtedness to be Refinanced created pursuant to the security documentation relating thereto shall have been terminated and released, and the Administrative Agent shall have received all such releases as may have been requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent. Without limiting the foregoing, there shall have been delivered to the Administrative Agent (i) proper termination statements (Form UCC-3 or the appropriate equivalent in each relevant jurisdiction) for filing under the UCC or equivalent statute or regulation of each relevant jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent in each relevant jurisdiction) was filed with respect to the Borrower or any of its respective Subsidiaries in connection with the security interests created with respect to the Indebtedness to be Refinanced, (ii) terminations or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of the Borrower or any of its respective Subsidiaries on which filings have been made and (iii) terminations of all mortgages, leasehold mortgages, hypothecs and deeds of trust created with respect to property of the Borrower or any of its respective Subsidiaries, in each case, to secure the obligations under the Indebtedness to be Refinanced, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(c) On the Initial Borrowing Date and after giving effect to the consummation of the Transaction, the Borrower and its Subsidiaries shall have no outstanding Preferred Equity or Indebtedness, except for (i) Indebtedness pursuant to or in respect of the Credit Documents and (ii) certain other indebtedness existing on the Effective Date as listed on Schedule 7.21 of the CA Disclosure Letter (with the Indebtedness described in this sub-clause (ii) being herein called the “Existing Indebtedness”). On and as of the Initial Borrowing Date, all of the Existing Indebtedness shall remain outstanding after giving effect to the Transaction without any breach, required repayment, required offer to purchase, default, event of default or termination rights existing thereunder or arising as a result of the Transaction.

(d) The Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this Section 5.07 have been satisfied on the Initial Borrowing Date.

5.08. Adverse Change, Approvals. (a) Since December 31, 2006, nothing shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which the Administrative Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the Transaction.

(b) On or prior to the Initial Borrowing Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Documents (other than the Designated Permitted Acquisition Documents) or otherwise referred to herein or therein. On the Initial Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Documents or otherwise referred to herein or therein.

5.09. Litigation. On the Initial Borrowing Date, there shall be no actions, suits or proceedings pending or threatened (a) with respect to the Transaction, this Agreement or any other Document, or (b) which the Administrative Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

5.10. Guaranty and Collateral Agreement. On the Initial Borrowing Date, (a) each Credit Party shall have duly authorized, executed and delivered the Guaranty and Collateral Agreement in the form of Exhibit F (as amended, modified, restated and/or supplemented from time to time, the “Guaranty and Collateral Agreement”) and, in connection therewith, the Credit Parties shall have delivered to the Collateral Agent:

(i) all of the Collateral consisting of certificated securities and promissory notes, if any, referred to therein and then owned by such Credit Party, (x) endorsed in blank in the case of any such promissory notes and (y) together with executed and undated endorsements for transfer in the case of any such certificated securities;

(ii) proper financing statements (Form UCC-1 or the equivalent) fully executed or authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Guaranty and Collateral Agreement;

(iii) copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of its Subsidiaries as debtor and that are filed where each Credit Party is organized and, to the extent requested by the Collateral Agent, in such other jurisdictions in which Collateral is located on the Initial Borrowing Date, together with copies of such other financing statements that name the Borrower or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed or authorized for filing); and

(iv) evidence of the completion (or arrangements therefor satisfactory to the Collateral Agent) of all other recordings and filings of, or with respect to, and all action necessary in connection with, the Guaranty and Collateral Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect and protect the security interests intended to be created by the Guaranty and Collateral Agreement; and

(v) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Guaranty and Collateral Agreement have been taken, and the Guaranty and Collateral Agreement shall be in full force and effect; and

(b) the Guaranty and Collateral Agreement shall be in full force and effect.

5.11. Financial Statements; Pro Forma Balance Sheet; Projections. On or prior to the Initial Borrowing Date, the Administrative Agent shall have received true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Sections 7.05(a), (b) and (c), which historical financial statements, pro forma financial statements and Projections shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

5.12. Solvency Certificate; Insurance Certificates. On the Initial Borrowing Date, the Administrative Agent shall have received:

(i) a solvency certificate from the Vice President of Finance of the Borrower in the form of Exhibit G; and

(ii) certificates of insurance complying with the requirements of Section 8.03 for the business and properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee, as applicable, and stating that such insurance shall not be canceled or materially revised without at least 30 days’ prior written notice by the insurer to the Collateral Agent.

5.13. Fees, etc. On the Initial Borrowing Date, the Borrower shall have paid to the Administrative Agent (and its relevant affiliates), the Collateral Agent and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent (and/or its relevant affiliates), the Collateral Agent or such Lender to the extent then due.

5.14. Fee Letter. On the Initial Borrowing Date, the Borrower shall have executed and delivered the Fee Letter, which shall be in form and substance satisfactory to the Administrative Agent, and the Fee Letter shall be in full force and effect.

In determining the satisfaction of the conditions specified in this Section 5, (a) to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date that the respective item or matter does not meet its satisfaction and (b) in determining whether any Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Material Adverse Effect or a material adverse effect of the type described in Section 5.08, each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Initial Borrowing Date. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 5 have been met (after giving effect to the preceding sentence), then the Initial Borrowing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Initial Borrowing Date shall not release the Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in this Section 5).

SECTION 6. Conditions Precedent to the Incurrence of all Loans. The obligation of each Lender to make Loans (including Loans made on) the Initial Borrowing Date is also subject, at the time of such Borrowing, to the satisfaction of the following conditions:

6.01. No Default; Representations and Warranties. At the time of each such Borrowing and also after giving effect thereto (a) there shall exist no Default or Event of Default and (b) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Borrowing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

6.02. Notice of Borrowing. Prior to the making of each Loan, the Administrative Agent shall have received the Notice of Borrowing meeting the requirements of Section 2.03(a).

The occurrence of the Initial Borrowing Date and the acceptance of the benefits of the proceeds of each Loan shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 5 and in this Section 6 are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

SECTION 7. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make Loans, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, and with each incurrence of Loans on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other incurrence of Loans (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.01. Company Status. Each of the Borrower and each of its Subsidiaries (a) is a duly organized and validly existing Business in good standing (or, in the case of any Foreign Subsidiary of the Borrower, the foreign equivalent of “good standing” to the extent that such concept exists in such Foreign Subsidiaries’ jurisdiction of organization) under the laws of the jurisdiction of its organization, (b) has the Business power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No certifications by any Governmental Authority or any Third Party Payor are required for operation of the business of the Borrower and its Subsidiaries that are not in place, except for such certifications or agreements, the absence of which could not reasonably be expected to materially and adversely affect the operation of the business.

7.02. Power and Authority. Each Credit Party has the Business power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary Business action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03. No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (a) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject (c) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries or (d) will not result in a Limitation on any right, qualification, approval, permit, accreditation, authorization, Reimbursement Approval, license or franchise or authorization granted by any Governmental Authority, Third Party Payor or other Person applicable to the business, operations or assets of the Borrower or any of its Subsidiaries or adversely affect the ability of the Borrower or any of the Subsidiaries to participate in any Third Party Payor Arrangement except for Limitations, individually and in the aggregate, that are not material to the business of the Borrower and its Subsidiaries, taken as a whole. There is no pending or, to the knowledge of the Borrower, threatened (in writing) Limitation by any Governmental Authority, Third Party Payor or any other Person of any right, qualification, approval, permit, authorization, accreditation, Reimbursement Approval, license or franchise of the Borrower or any of its Subsidiary, except for such Limitations, individually or in the aggregate, as are not reasonably likely to result in a Material Adverse Effect.

7.04. Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (a) those that have otherwise been obtained or made on or prior to the Initial Borrowing Date and which remain in full force and effect on the Initial Borrowing Date and, (b) filings which are necessary to perfect the security interests created or intended to be created under the Security Documents, which filings will be made within ten days following the Initial Borrowing Date), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.

7.05. Financial Statements; Financial Condition; Undisclosed Liabilities; Projections. (a) The audited consolidated balance sheet of the Borrower at December 31, 2004, December 31, 2005 and December 31, 2006 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower and its Subsidiaries for the fiscal years of the Borrower ended on such dates, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

(b) The unaudited combined balance sheet of the Designated Target Companies at December 31, 2006 and the related combined statements of income and cash flows and changes in shareholders’ equity of the Designated Target Companies for the fiscal year ended on such date, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the combined financial position of the Designated Target Companies at the date of said financial statements and the results for the respective periods covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied except for the absence of footnotes and that such financial statements shall be subject to year-end audit adjustments.

(c)(i) The pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2006 (assuming the Transaction and the financing therefor had occurred on December 31, 2006) and (ii) the pro forma income statement of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2006 (assuming the Transaction had occurred on the first day of such fiscal year), copies of which have been furnished to the Lenders prior to the Initial Borrowing Date, present good faith estimates of the pro forma consolidated financial position of the Borrower and its Subsidiaries as of such date and the consolidated results of operations of the Borrower and its Subsidiaries for such fiscal year, as the case may be.

(d) On and as of the Initial Borrowing Date, and after giving effect to the Transaction and to all Indebtedness (including the Loans being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the fair value of the assets, at a fair valuation, of the Credit Parties and their Subsidiaries (taken as a whole) will exceed its or their respective debts, (ii) the sum of the present fair salable value of the assets of the Credit Parties and their Subsidiaries (taken as a whole) will exceed its or their respective debts, (iii) the Credit Parties and their Subsidiaries (taken as a whole) have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iv) the Credit Parties and their Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their respective businesses. For purposes of this Section 7.05(d), “debt” means any liability on a claim, and “claim” means (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(e) Except as fully disclosed in the financial statements delivered pursuant to Section 7.05(a) and (b) or in Schedule 7.05(e) of the CA Disclosure Letter, and except for the Indebtedness incurred under this Agreement, there were as of the Initial Borrowing Date no liabilities or obligations with respect to the Borrower, any of its Subsidiaries or any Target Company of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the Initial Borrowing Date, the Borrower knows of no basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 7.05(a) or (b) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(f) The Projections delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date have been prepared in good faith and are based on assumptions believed to be reasonable at the time made, and as of the Initial Borrowing Date, and there are no statements or conclusions in the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower regarding the matters reported therein. On the Initial Borrowing Date, the Borrower believes that the Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results.

(g) After giving effect to the Transaction, since December 31, 2006, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.06. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (a) with respect to the Transaction or any Document or (b) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.07. True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 7.07, such factual information shall not include the Projections or any pro forma financial information.

7.08. Use of Proceeds; Margin Regulations. (a) All proceeds of the Initial Term Loans shall be used solely to finance, in part, the Initial Borrowing Date Acquisition and the Refinancing and to pay the fees and expenses incurred in connection with the Transaction.

(b) All proceeds of the Incremental Term Loans will be used by the Borrower for Designated Uses.

(c) No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X.

7.09. Tax Returns and Payments. Each of the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Federal and all material state and local returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries, as applicable, for the periods covered thereby. Except as set forth on Schedule 7.09 to the CA Disclosure Letter, each of the Borrower and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP. There is no material action, suit, proceeding, investigation, audit or claim now pending or threatened (in writing) by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries. As of the Initial Borrowing Date, neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither the Borrower nor any of its Subsidiaries has incurred, nor will any of them incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of the Borrower or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business) or any tax liability resulting from indemnification (or yield protection provisions) under this Agreement).

7.10. Compliance with ERISA. (a) Schedule 7.10 of the CA Disclosure Letter sets forth each Plan as of the Initial Borrowing Date. Each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service; no Reportable Event has occurred; no Multiemployer Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan and Multiemployer Plan each have been timely made; neither the Borrower, any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 4062, 4063, 4064 or 4069 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code, or to or on account of a Multiemployer Plan pursuant to Section 515, 4201, 4204 or 4212 of ERISA or expects to incur any such liability under any of the foregoing sections with respect to any Plan or Multiemployer Plan; no condition exists which presents a risk to the Borrower, any of its Subsidiaries or any ERISA Affiliate of incurring a liability to or on account of a Plan or Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims and appeals for benefits) is pending, expected or to Borrower’s knowledge, threatened; there has been no violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which the Borrower or any of its Subsidiaries may be directly or indirectly liable; neither the Borrower nor any of its Subsidiaries has filed, or is considering filing, an application under the Internal Revenue Service Employee Plans Compliance Resolution System (the “EPCRS”) or the Department of Labor’s Voluntary Fiduciary Correction Program (the “VFCP”) with respect to any Plan that has or could reasonably be expected to result in a material liability the Borrower or any of its Subsidiaries; to the knowledge of the Borrower, no plan administrator or a “plan official” (as defined under VFCP) of any Multiemployer Plan has filed, or is considering filing, an application under the EPCRS or the VFCP with respect to any Multiemployer Plan; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Borrower, its Subsidiaries and its ERISA Affiliates would not incur any liabilities with respect to any Multiemployer Plans in the event of a complete withdrawal therefrom; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any of its Subsidiaries, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code, except to the extent that any non-compliance with any such provisions could not reasonably be expected to result in a material liability to the Borrower or any of its Subsidiaries; each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Borrower, any of its Subsidiaries or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, except to the extent that any non-compliance with any such provisions or regulations could not reasonably be expected to result in material liability to the Borrower or any of its Subsidiaries; no lien imposed under the Code or ERISA on the assets of the Borrower, any of its Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan or Multiemployer Plan, and the Borrower and its Subsidiaries may cease contributions to or terminate any Plan maintained by any of them without incurring any liability (other than ordinary administrative termination costs that are immaterial in nature);

(b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

7.11. Security Documents. (a) The provisions of the Guaranty and Collateral Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or upon filing of UCC financing statements and other approved filings or taking of possession or control (which shall occur within 10 days following the Initial Borrowing Date) will have) a fully perfected security interest in all right, title and interest in all of the Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation of (i) the Grant of Security Interest in U.S. Patents and (ii) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Guaranty and Collateral Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Guaranty and Collateral Agreement, will create, to the extent as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Guaranty and Collateral Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Guaranty and Collateral Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Guaranty and Collateral Agreement, will create, to the extent as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Guaranty and Collateral Agreement.

(b) Upon the execution and delivery thereof, each Mortgage will create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Encumbrances related thereto.

7.12. Properties. All Real Property owned or leased by the Borrower or any of its Subsidiaries as of the Initial Borrowing Date, and the nature of the interest therein, is set forth in Schedule 7.12 of the CA Disclosure Letter. Each of the Borrower and each of its Subsidiaries has good and marketable title to all of its material owned real properties (and to all buildings, fixtures and improvements located thereon), including all of its material owned real property reflected in the most recent historical balance sheets referred to in Section 7.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.

7.13. Capitalization. As of March 15, 2007, the authorized capital stock of the Borrower consists of (i) 150,000,000 shares of common stock, $0.001 par value per share (such authorized shares of common stock, together with any subsequently authorized shares of common stock of the Borrower, the “Borrower Common Stock”), 29,891,990 of which shares are issued and outstanding and (ii) 5,000,000 shares of undesignated preferred stock, $0.001 par value per share, none of which shares are issued and outstanding. All such outstanding shares have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. As of the Initial Borrowing Date, except as set forth on Schedule 7.13 of the CA Disclosure Letter, the Borrower does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

7.14. Subsidiaries. On and as of the Initial Borrowing Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 7.14 of the CA Disclosure Letter. Schedule 7.14 of the CA Disclosure Letter sets forth, as of the Initial Borrowing Date, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding shares of Equity Interests of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. No Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any appreciation or similar rights. On the Initial Borrowing Date, 100% of the Equity Interests of each Credit Party are owned directly or indirectly by the Borrower.

7.15. Compliance with Statutes, etc. Each of the Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.16. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.17. Representations and Warranties in Other Documents. All representations and warranties set forth in the other Documents were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made) and shall be true and correct in all material respects as of the Initial Borrowing Date and each Incremental Term Loan Borrowing Date as if such representations or warranties were made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects as of such specified date).

7.18. Environmental Matters. (a) Each of the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of the Borrower, threatened (in writing) Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries) or, to the knowledge of the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.

(c) Notwithstanding anything to the contrary in this Section 7.18, the representations and warranties made in this Section 7.18 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.19. Employment and Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened (in writing) against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened (in writing) against the Borrower or any of its Subsidiaries, (c) no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, (d) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, and (e) no wage and hour department investigation has been made of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clauses (a) – (e) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

7.20. Intellectual Property, etc. Each of the Borrower and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

7.21. Indebtedness. Schedule 7.21 of the CA Disclosure Letter sets forth a list of all Indebtedness (including Contingent Obligations) of the Borrower and its Subsidiaries as of the Initial Borrowing Date and which is to remain outstanding after giving effect to the Transaction (excluding the Obligations) in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.

7.22. Insurance. Schedule 7.22 of the CA Disclosure Letter sets forth a listing of all insurance maintained by the Borrower and its Subsidiaries as of the Initial Borrowing Date, with the amounts insured (and any deductibles) set forth therein.

7.23. Reimbursement from Third Party Payor. The accounts receivable of the Borrower and its Subsidiaries have been and will continue to be adjusted to reflect the reimbursement policies required by all applicable Requirements of Law and other Third Party Payor Arrangements to which the Borrower or such Subsidiary is subject, and do not exceed in any material respect amounts the Borrower or such Subsidiary is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to usual charges. All billings by the Borrower and each of its Subsidiaries pursuant to any Third Party Payor Arrangements have been made in compliance with all applicable Requirements of Law, except where failure to comply would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. There has been no intentional or material over-billing or over-collection by the Borrower or any of its Subsidiaries pursuant to any Third Party Payor Arrangements, other than as created by routine adjustments and disallowances made in the ordinary course of business by the Third Party Payors with respect to such billings.

7.24. Fraud and Abuse. Neither the Borrower nor any Subsidiary, nor any of their respective partners, members, stockholders, officers or directors, acting on behalf of the Borrower or any of its Subsidiaries, have engaged on behalf of the Borrower or any of its Subsidiaries in any activities that are prohibited under 42 U.S.C. § 1320a-7, 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn, 31 U.S.C. § 3729 et seq., or the regulations promulgated thereunder, or related Requirements of Law, or under any similar state law or regulation, or that are prohibited by binding rules of professional conduct, including (a) knowingly and willfully making or causing to be made a false statement or misrepresentation of a material fact in any application for any benefit or payment, (b) knowingly and willfully making or causing to be made any false statement or misrepresentation of a material fact for use in determining rights to any benefit or payment, (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently, (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made, in whole or in part, pursuant to any Third Party Payor Arrangement to which the foregoing rules and regulations apply or (ii) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made, in whole or in part, pursuant to any Third Party Payor Arrangement to which the foregoing rules and regulations apply, and (e) making any prohibited referral for designated health services, or presenting or causing to be presented a claim or bill to any individual, Third Party Payor or other entity for designated health services furnished pursuant to a prohibited referral. Neither the Borrower nor any of its Subsidiaries shall be considered to be in breach of this Section 7.24 so long as (a) it shall have taken such actions (including implementation of appropriate internal controls) as may be reasonably necessary to prevent such prohibited actions and (b) such prohibited actions as have occurred, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

SECTION 8. Affirmative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Loans and Notes (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 12.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

8.01. Information Covenants. The Borrower will furnish to each Lender:

(a) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, and setting forth comparative figures for all such financial information for the corresponding quarterly accounting period in the prior fiscal year, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period. All of the foregoing financial statements shall be certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the dates indicated and the consolidated results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year setting forth, (x) comparable figures for such fiscal year as set forth in the respective budget delivered pursuant to Section 8.01(d) and (y) comparative figures for the preceding fiscal year, and certified by Deloitte and Touche, LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit) stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c) Management Letters. Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(d) Budgets. No later than the 45th day of each fiscal year of the Borrower, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, cash flow statement and balance sheets for the Borrower and its Subsidiaries on a consolidated basis) (i) for each of the twelve months of such fiscal year prepared in detail and (ii) for each of the immediately succeeding fiscal years through the Maturity Date prepared in summary form, in each case setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.

(e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a compliance certificate from the Chief Financial Officer of the Borrower in the form of Exhibit H certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 4.02(d), 4.02(e), 9.01(l), 9.02(e), 9.03(c), 9.03(e), 9.04(d), 9.04(g), 9.04(i), 9.04(k), 9.05(e), 9.05(n), 9.07, 9.08 and 9.09 at the end of such fiscal quarter or year, as the case may be, and (ii) if delivered with the financial statements required by Section 8.01(c), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Payment Period and the amount of any required payment under Section 4.02(f) in respect of such Excess Cash Flow Payment Period.

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries (A) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (B) with respect to any Document, (iii) the adoption of any law, rule or regulation after the date of this Agreement or any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement relating to any Third Party Payor Arrangement that could reasonably be expected to have a material and adverse effect on the ability of the Borrower or any Subsidiary to carry on its business as now conducted or as proposed to be conducted, (iv) the receipt by the Borrower or any Subsidiary of (x) any notice of any loss of (A) accreditation from the Joint Commission on Accreditation of Healthcare Organizations or (B) any governmental right, qualification, permit, accreditation, approval, authorization, Reimbursement Approval, license or franchise or (y) any notice, compliance order or adverse report issued by any Governmental Authority or Third Party Payor that, in each case, if not promptly complied with or cured, could result in (I) the suspension or forfeiture of any material governmental right, qualification, permit, accreditation, approval, authorization, Reimbursement Approval, license or franchise necessary for the Borrower or any Subsidiary to carry on its business as now conducted or as proposed to be conducted or (II) any other material Limitation imposed upon the Borrower or any Subsidiary, or (v) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Subsidiaries shall (i) publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or (ii) deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock or any of its material Indebtedness pursuant to the terms of the documentation governing the same.

(h) Environmental Matters. Promptly after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (A) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to each Lender all notices received by the Borrower or any of its

Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(i) Material Real Property. Promptly upon, and in any event within ten Business Days after, the Borrower or any other Credit Party acquires any Real Property the Fair Market Value of which is equal to or greater than $2,500,000, notice of such acquisition, together with the Borrower’s good faith determination of the Fair Market Value thereof.

(j) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Notwithstanding Sections 8.01(a) and (b), (i) information required to be delivered pursuant to Sections 8.01(a) or 8.01(b) (to the extent any such information is otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such information or provides a link thereto on the Borrower’s website and, in each case, notifies each Lender in writing that such information or link is available on the Borrower’s website; provided that notwithstanding the terms of the foregoing proviso, the Borrower shall deliver actual copies of the compliance certificate required to be delivered pursuant to Section 8.01(e); and (y) to the extent the information provided in accordance with clause (i) above is in lieu of information required to be provided under Section 8.01(b), such materials are accompanied by a report and opinion of Deloitte and Touche LLP or any other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

8.02. Books, Records and Inspections; Annual Meetings. (a) The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent, the Collateral Agent and, any Lender (a) to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary and (b) to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent, any such other Agent or any such Lender may reasonably request.

(b) At the request of the Administrative Agent, the Borrower will within 120 days after the close of each fiscal year of the Borrower, hold a meeting (which may be by conference call or teleconference), at a time and place selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal year and the financial condition of the Borrower and its Subsidiaries and the budgets presented for the current fiscal year of the Borrower and its Subsidiaries.

8.03. Maintenance of Property; Insurance. (a) the Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and adequate malpractice insurance. The provisions of this Section 8.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance. In addition to the foregoing, the Borrower acknowledges and agrees that (x) the Administrative Agent has the right, on an annual basis, to review the insurance then being maintained by the Borrower and its Subsidiaries and to require the Borrower and its Subsidiaries to increase their levels of coverage from that which then exists to the extent that the Administrative Agent has a reasonable basis to require same and (y) it will, within 30 days following such a request by the Administrative Agent, obtain such increased insurance coverage.

(b) The Borrower will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower and/or such Subsidiaries) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured), (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, and (iv) shall be deposited with the Collateral Agent.

(c) If the Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 8.03, or if the Borrower or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance, and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

8.04. Existence; Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 8.04 shall prevent (a) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 9.02 or (b) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign Business in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.05. Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06. Compliance with Environmental Laws. (a) The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by The Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of the Borrower or any of its Subsidiaries.

(b)(i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 8.01(i), (ii) at any time that the Borrower or any of its Subsidiaries are not in compliance with Section 8.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 10, the Borrower will (in each case) provide, at its sole expense and at the request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property. If the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

8.07. ERISA. (a) As soon as possible and, in any event, within ten (10) days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of any Authorized Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan or Multiemployer Plan participant and any notices received by the Borrower, such Subsidiary or ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan or Multiemployer Plan participant with respect thereto: that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan or Multiemployer Plan; that any contribution required to be made with respect to a Plan, Multiemployer Plan or Foreign Pension Plan has not been timely made; that a Plan has been terminated or a Multiemployer Plan has been reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that the Borrower, any of its Subsidiaries or any ERISA Affiliate may be directly or indirectly liable for a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan; that the Borrower, any of its Subsidiaries or any ERISA Affiliate will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064 or 4069 of ERISA, or to or on account of a Multiemployer Plan under Section 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA; or that the Borrower or any of its Subsidiaries may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or Foreign Pension Plan. The Borrower will deliver to each of the Lenders (i) a copy of each funding waiver request filed with the Internal Revenue Service or any other Governmental Authority with respect to any Plan and all communications received by the Borrower, any of its Subsidiaries or any ERISA Affiliate from the Internal Revenue Service or any other Governmental Authority with respect to such Plan of the Borrower any Subsidiary of the Borrower or any ERISA Affiliate, (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA and (iii) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the U.S. Department of Labor. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC and any material notices received by the Borrower or of its Subsidiaries or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan or received from any government agency or plan administrator or sponsor or trustee with respect to any Multiemployer Plan, shall be delivered to the Lenders no later than ten (10) days after the date such annual report has been filed or such records, documents and/or information has been furnished to the PBGC or any other Governmental Authority or such notice has been received by the Borrower or any of its Subsidiaries or the ERISA Affiliate, as applicable.

(b) If, at any time after the Initial Borrowing Date, the Borrower or any of its Subsidiaries or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a pension plan as defined in Section 3(2) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA which is not set forth in Schedule 7.10 of the CA Disclosure Schedule as may be updated from time to time, then the Borrower shall deliver to the Agent an updated Schedule 7.10 of the CA Disclosure Schedule as soon as possible and, in any event, within ten (10) days after Borrower, such Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), such pension plan. Such updated Schedule 7.10 of the CA Disclosure Schedule shall supersede and replaced the existing Schedule 7.10 of the CA Disclosure Schedule.

(c) The Borrower and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable)

registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws, except where the failure to do any of the foregoing, either individually or in the aggregate, could not be reasonably likely to result in a Material Adverse Effect.

8.08. End of Fiscal Years; Fiscal Quarters. The Borrower will cause (a) its and each of its Subsidiaries’ fiscal years to end on December 31 of each calendar year and (b) its and each of its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31.

8.09. Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.10. Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all Federal, and all material state and local, taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, would become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 9.01(a); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

8.11. Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 7.08.

8.12. Additional Security; Further Assurances; etc. (a) The Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and Real Property of the Borrower and such other Credit Party as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens or, in the case of Real Property, the Permitted Encumbrances related thereto. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. Notwithstanding the foregoing, this Section 8.12(a) shall not apply to (and the Borrower and the other Credit Parties shall not be required to grant a Mortgage in) any Real Property the Fair Market Value of which is less than $2,500,000 (so long as the aggregate Fair Market Value of all Real Property not subject to Mortgages does not exceed $10,000,000) or any Leasehold with respect to which the respective Credit Party has not obtained (after using commercially reasonable efforts to obtain same) the consent of the lessor to grant a mortgage in such Leasehold.

(b) The Borrower will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Borrower will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 8.12 has been complied with.

(c) If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and the other Credit Parties constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Borrower agree that each action required by clauses (a) through (c) of this Section 8.12 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent or the Required Lenders; provided that, in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 8.12.

8.13. Ownership of Subsidiaries; etc. Except as otherwise permitted by Section 9.05(p) or pursuant to an Other Permitted Acquisition consummated in accordance with the terms hereof, the Borrower will, and will cause each of its Subsidiaries to, own, directly or indirectly, 100% of the Equity Interests of each of their Subsidiaries (other than, in the case of a Foreign Subsidiary of the Borrower, directors’ qualifying shares and/or other nominal amounts of shares required to be held by local nationals, in each case to the extent required by applicable law).

8.14. Qualified Preferred Stock. The Borrower will pay all Dividends on its Qualified Preferred Stock solely through the issuance of additional shares of such Qualified Preferred Stock (but not in cash); provided that in lieu of issuing additional shares of such Qualified Preferred Stock as Dividends, the Borrower may increase the liquidation preference of the shares of the Qualified Preferred Stock in respect of which Dividends have accrued.

8.15. Interest Rate Protection. No later than 90 days following the Initial Borrowing Date, the Borrower will enter into (and thereafter maintain) Interest Rate Protection Agreements mutually acceptable to the Borrower and the Administrative Agent, having a term of at least three years, establishing a fixed or maximum interest rate reasonably acceptable to the Administrative Agent for an aggregate notional principal amount equal to at least 50% of the aggregate principal amount of all Loans then outstanding.

8.16. Maintenance of Company Separateness. The Borrower will, and will cause each of its Subsidiaries to, satisfy customary Business formalities, including the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of Business records. Neither the Borrower nor any other Credit Party shall make any payment to a creditor of any Non-Guarantor Subsidiary in respect of any liability of any Non-Guarantor Subsidiary, and no bank account of any Non Guarantor Subsidiary shall be commingled with any bank account of the Borrower or any other Credit Party. Any financial statements distributed to any creditors of any Non-Guarantor Subsidiary shall clearly establish or indicate the corporate separateness of such

Non-Guarantor Subsidiary from the Borrower and its other Subsidiaries. Finally, neither the Borrower nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the Business existence of the Borrower, any other Credit Party or any Non Guarantor Subsidiaries being ignored, or in the assets and liabilities of the Borrower or any other Credit Party being substantively consolidated with those of any other such Person or any Non Guarantor Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.

8.17. 2006 Audited Financial Statements of Target. On or prior to the 30th day following the Initial Borrowing Date, the Borrower shall have delivered to the Administrative Agent the audited combined balance sheet of the Designated Target Companies at December 31, 2006 and the related combined statements of income and cash flows and changes in shareholders’ equity of the Designated Target Companies for the fiscal year ended on such date, in each case furnished to the Lenders prior to the Effective Date. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

8.18. Other Permitted Acquisitions. (a) Subject to the provisions of this Section 8.18 and the requirements contained in the definition of Other Permitted Acquisition, the Qualified Credit Parties may from time to time effect Other Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Other Permitted Acquisition): (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Other Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given to the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of any Other Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Other Permitted Acquisition; (iii) drafts of the definitive documentation for each such Other Permitted Acquisition shall have been delivered to the Administrative Agent at least five Business Days’ prior to the consummation thereof (with subsequent drafts to be delivered to the Administrative Agent as and when such drafts become available to the Borrower), and the terms and conditions of the definitive documentation for each such Other Permitted Acquisition shall be reasonably satisfactory in form and substance to the Administrative Agent, (iv) calculations are made by the Borrower with respect to the financial covenants contained in Sections 9.08 and 9.09 for the respective Calculation Period on a Pro Forma Basis as if the respective Other Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with as of the last day of such Calculation Period; (v) based on good faith projections prepared by the Borrower for the period from the date of the consummation of the respective Other Permitted Acquisition to the date which is one year thereafter, the level of financial performance measured by the financial covenants set forth in Sections 9.08 and 9.09 shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in such Sections 9.08 and 9.09, as compliance with such financial covenants would be required through the date which is one year from the date of the consummation of the respective Other Permitted Acquisition; (vi) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Other Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (vii) the Aggregate Consideration payable for the proposed Other Permitted Acquisition, when added to the Aggregate Consideration paid or payable for all Other Permitted Acquisitions theretofore consummated, does not exceed $50,000,000; provided that for the purposes of calculating utilization of the aforementioned $50,000,000 basket (the “Other Permitted Acquisition Consideration Basket”) in connection with the consummation of any Other Permitted

Acquisition where the Aggregate Consideration paid in connection with such Other Permitted Acquisition is less than $5,000,000, such Aggregate Consideration shall be deemed not to constitute a utilization of the Other Permitted Acquisition Consideration Basket for the purposes of this sub-clause (vii); provided, further, that no more than $15,000,000 in the aggregate of Aggregate Consideration in respect of all Other Permitted Acquisitions may be excluded from the utilization of the Other Permitted Acquisition Consideration Basket pursuant to the immediately preceding proviso; and (viii) the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (vii), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (iv), (v) and (vii).

(b) At the time of each Other Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Other Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the Guaranty and Collateral Agreement.

(c) The Borrower will cause each Subsidiary which is formed to effect, or is acquired pursuant to, an Other Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Sections 8.12 and 9.14, to the reasonable satisfaction of the Administrative Agent.

The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that the certifications pursuant to this Section 8.18 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 7 and 10.

SECTION 9. Negative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Loans and Notes (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 12.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(c) Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule 9.01 of the CA Disclosure Letter, plus renewals, replacements and extensions of such Liens to the extent set forth on such Schedule 9.01; provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (ii) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;

(d) Liens created by or pursuant to this Agreement and the Security Documents;

(e)(i) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries and (ii) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement to which the Borrower or any of its Subsidiaries is a party;

(f) Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 9.04(d); provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (ii) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;

(g) Liens placed upon equipment or machinery acquired after the Initial Borrowing Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that (i) the Indebtedness secured by such Liens is permitted by Section 9.04(d) and (ii) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or such Subsidiary;

(h) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(i) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(j) Liens arising out of the existence of judgments or awards in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Liens does not exceed $2,500,000 at any time outstanding;

(k) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(l) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money); provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to all Liens permitted by this clause (l) shall not at any time exceed $1,000,000;

(m) Permitted Encumbrances;

(n) Liens securing assets that are leased by the Borrower or any of its Subsidiaries pursuant to sale-leaseback transactions permitted under Section 9.02(n), provided that (i) such Lien does not secure any assets other than those that are subject to such sale-leaseback transaction and (ii) the aggregate Fair Market Value of all assets subject to Liens pursuant to this clause (n) shall not at any time exceed $2,500,000.

(o) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(p) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(r) Liens on insurance proceeds securing the payment of financed insurance premiums;

(s) Liens on cash collateral securing standby letters of credit in an aggregate amount of cash collateral not to exceed $2,000,000 outstanding at any time; and

(t) Liens not otherwise permitted by the foregoing clauses (a) through (s) securing Indebtedness and other obligations otherwise permitted hereunder, provided that (i) the Fair Market Value of the assets subject to Liens permitted under this clause (t) shall not at any time exceed $30,000,000 (less the amount of any cash collateral subject to Liens permitted under preceding clause (s)) and (ii) all Liens incurred pursuant to this clause (t) shall be subject to intercreditor arrangements set forth in a definitive intercreditor agreement having terms and conditions satisfactory to the Administrative Agent.

In connection with the granting of Liens of the type described in clauses (c), (f), (g), (i) and (n) of this Section 9.01 by the Borrower of any of its Subsidiaries, each Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

9.02. Consolidation, Merger, Purchase or Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:

(a) Capital Expenditures by the Borrower and its Subsidiaries shall be permitted to the extent not in violation of Section 9.07;

(b) each of Borrower and its Subsidiaries may sell inventory in the ordinary course of business;

(c) each of the Borrower and its Subsidiaries may liquidate or otherwise dispose of obsolete, uneconomic or worn-out property in the ordinary course of business;

(d)(i) Investments may be made to the extent permitted by Section 9.05, (ii) Liens may be granted to the extent permitted by Section 9.01 and (iii) Dividends may be made to the extent permitted by Section 9.03;

(e) each of the Borrower and its Subsidiaries may sell assets (other than the capital stock or other Equity Interests of any Wholly-Owned Subsidiary, unless all of the capital stock or other Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (e)), so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least Fair Market Value, (iii) the consideration received by the Borrower or such Subsidiary consists of at least 90% cash and is paid at the time of the closing of such sale, (iv) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(d) and (iv) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (e) shall not exceed $2,500,000 in any fiscal year of the Borrower (for this purpose, using the Fair Market Value of property other than cash);

(f) each of the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 9.04(d));

(g) each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(h) each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto;

(i) the Borrower or any Subsidiary of the Borrower may convey, sell or otherwise transfer all or any part of its business, properties and assets to any Qualified Credit Party, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken;

(j) any Subsidiary of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, any Qualified Credit Party, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) in all other cases, a Wholly-Owned Subsidiary Guarantor is the surviving or continuing corporation of any such merger, consolidation, dissolution or liquidation, and (iii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(k) the Designated Permitted Acquisition may be consummated in accordance with the terms of the Designated Permitted Acquisition Documents;

(l) each of the Borrower and its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value; and

(m) the Initial Borrowing Date Acquisition may be consummated in accordance with the terms of the Initial Borrowing Date Acquisition Documents;

(n) the sale of equipment or machinery in connection with any sale-leaseback transaction shall be permitted so long as (i) the respective sale in connection with any such sale-leaseback transaction is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least Fair Market Value of the assets sold pursuant to such sale-leaseback transaction, (ii) the Attributable Indebtedness associated with such sale-leaseback transaction does not exceed the Fair Market Value of the assets sold pursuant to such sale-leaseback transaction and (iii) any Indebtedness of the Borrower and its Subsidiaries arising from any such sale-leaseback transaction shall be permitted under Section 9.04(g); and

(o) Other Permitted Acquisitions may be consummated in accordance with the requirements of Section 8.18.

To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02 (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

9.03. Dividends. The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

(a) any Subsidiary of the Borrower may pay cash Dividends to the Borrower or to any Wholly-Owned Subsidiary of the Borrower;

(b) any Non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders, members or partners generally, so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(c) the Borrower may redeem, repurchase or otherwise acquire for value, outstanding shares of Borrower Common Stock (or options or warrants to purchases Borrower Common Stock) following the death, disability or termination of employment of officers, directors, employees or consultants of the Borrower or any of its Subsidiaries, provided that (x) the only consideration paid by the Borrower in respect of such redemptions or purchases shall be cash, (y) the aggregate amount paid by the Borrower in respect of all such redemptions or purchases shall not exceed $1,000,000 in any fiscal year of the Borrower (although in the event the amount of all such redemptions, purchases and payments in any fiscal year of the Borrower is less than $1,000,000, such unutilized amounts may be carried forward and utilized to make such redemptions, purchases and payments in the immediately succeeding fiscal year; provided however, that no amounts once carried forward pursuant to this Section 9.03(c) may be carried forward to any fiscal year of the Borrower thereafter) and (z) at the time of purchase or payment permitted to be made pursuant to this Section 9.03(c), no Default or Event of Default shall then exist or result therefrom;

(d) the Borrower may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional shares of such Qualified Preferred Stock (but not in cash); provided that in lieu of issuing additional shares of such Qualified Preferred Stock as Dividends, Borrower may increase the liquidation preference of the shares of Qualified Preferred Stock in respect of which such Dividends have accrued;

(e) the Borrower may redeem, repurchase or otherwise acquire for value, outstanding shares of Borrower Common Stock on terms and conditions satisfactory to the Administrative Agent (but in any event not for the purposes described in Section 9.03(c)) in an aggregate amount not to exceed $25,000,000; provided that (i) no such redemption, repurchase or acquisition shall be permitted under this clause (e) prior to six months following the first date on which the Borrower shall have effected any redemption, repurchase or acquisition of Borrower Common Stock pursuant to Section 9.03(f) and (ii) at the time of the declaration of such redemption, repurchase or acquisition no Default or Event of Default shall exist; and

(f) the Borrower may redeem, repurchase or otherwise acquire for value, outstanding shares of Borrower Common Stock on terms and conditions satisfactory to the Administrative Agent (but in any event not for the purposes described in Section 9.03(c)) in an aggregate amount not to exceed the sum of (i) (1) cash on hand as shown on the balance sheet of the Borrower as of March 31, 2007 less (2) $25,000,000 and (ii) the aggregate principal amount of Incremental Term Loan Commitments that have been obtained and not yet funded which are to be utilized to fund such redemption, repurchase or acquisition as contemplated in clause (ii) of the definition of Designated Uses; provided that at the time of the declaration of such redemption, repurchase or acquisition, no Default or Event of Default shall exist.

9.04. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(b) Existing Indebtedness outstanding on the Initial Borrowing Date (or assumed in connection with the Designated Permitted Acquisition) and listed on Schedule 7.21 (as the same may be updated pursuant to the definition of Designated Permitted Acquisition) of the CA Disclosure Letter (as reduced by any repayments of principal thereof), plus extensions, renewals or refinancings thereof; provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing;

(c) Indebtedness of the Borrower under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 9.04 and (y) under Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or any of its Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(d) Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations (to the extent permitted pursuant to Section 9.07) and purchase money Indebtedness described in Section 9.01(g); provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (d) exceed $2,500,000 at any time outstanding;

(e) Indebtedness constituting Intercompany Loans to the extent permitted by Section 9.05(h);

(f) Indebtedness consisting of guaranties by the Qualified Credit Parties of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement;

(g) Attributable Indebtedness arising in connection with sale-leaseback transactions permitted under Section 9.02(n) in an aggregate amount not to exceed $2,500,000;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of the incurrence thereof;

(i) Indebtedness of the Borrower and its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default; provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this clause (i) shall not at any time exceed $1,000,000;

(j) Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 9.04(f);

(k) so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $40,000,000 at any time outstanding; and

(l) Indebtedness consisting of the financing of insurance premiums.

9.05. Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(a) the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(b) the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(c) the Borrower and its Subsidiaries may hold the Investments held by them on the Initial Borrowing Date and described on Schedule 9.05 of the CA Disclosure Letter; provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 9.05;

(d) the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e) the Borrower and its Subsidiaries may make loans and advances to their officers, employees and consultants for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(f) the Borrower and its Subsidiaries may acquire and hold obligations of their officers, employees and consultants in connection with such officers’, employees’ and consultants’ acquisition of shares of Borrower Common Stock (so long as no cash is actually advanced by the Borrower or any of its Subsidiaries in connection with the acquisition of such obligations);

(g) the Borrower may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 9.04(c);

(h)(i) any Credit Party may make intercompany loans and advances to any other Credit Party and (ii) any Subsidiary of the Borrower which is not a Credit Party of the Borrower may make intercompany loans and advances to any Credit Party (such intercompany loans and advances referred to in preceding clauses (i) and (ii), collectively, the “Intercompany Loans”); provided, that (A) each Intercompany Loan made by a Credit Party shall be evidenced by an Intercompany Note, (B) each such Intercompany Note owned or held by a Credit Party shall be pledged to the Collateral Agent pursuant to the Guaranty and Collateral Agreement, (C) each Intercompany Loan made to a Credit Party shall be subject to the subordination provisions attached as an Annex to the respective Intercompany Note and (D) any Intercompany Loans made to any Credit Party pursuant to this clause (h) shall cease to be permitted by this clause (h) if such Credit Party ceases to constitute a Credit Party;

(i) the Qualified Credit Parties may make capital contributions to, or acquire Equity Interests of, any other Qualified Credit Party (other than the Borrower); provided that (x) any security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in any assets so contributed shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution) and all actions required to maintain said perfected status have been taken and (y) any Investment made in or to any Qualified Credit Party pursuant to this clause (i) shall cease to be permitted hereunder if such Qualified Credit Party ceases to constitute a Qualified Credit Party;

(j) the Borrower and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 9.05);

(k) Contingent Obligations permitted by Section 9.04, to the extent constituting Investments;

(l) each of the Initial Borrowing Date Acquisition and the Designated Permitted Acquisition;

(m) the Borrower and its Subsidiaries may acquire and hold non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 9.02(e);

(n) Other Permitted Acquisitions shall be permitted in accordance with the requirements of Section 8.18;

(o) Investments that are deemed to arise as a result of the transactions permitted under Section 9.06(g) shall be permitted; and

(p) so long as no Default or Event of Default then exists or would result therefrom, the Borrower and its Subsidiaries may make Investments not otherwise permitted by this Section 9.05, provided that the aggregate amount of Investments made pursuant to this clause (p) shall not exceed $15,000,000 at any time outstanding (determined without regard to any write-downs or write-offs thereof).

9.06. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(a) Dividends may be paid to the extent provided in Section 9.03;

(b) loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 9.02, 9.04 and 9.05;

(c) customary fees, indemnities and reimbursements may be paid to non-officer directors of the Borrower and its Subsidiaries;

(d) the Borrower may issue Borrower Common Stock and Qualified Preferred Stock (and options, warrants and rights with respect thereto);

(e) the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business;

(f) Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower; and

(g) Borrower and its Subsidiaries may enter into transfer pricing arrangements required by local tax authorities in the ordinary course of business and consistent with past practices with respect to NightHawk Services GmbH and the Borrower’s operations in Sydney, Australia so long as all payments made in connection therewith are used solely for the payment of taxes, operating expenses or corporate overhead of such Person or related to such operations.

Notwithstanding anything to the contrary contained above in this Section 9.06, in no event shall the Borrower or any of its Subsidiaries pay any management, consulting or similar fee to any of their respective Affiliates except as specifically provided in clause (f) of this Section 9.06.

9.07. Capital Expenditures. (a) The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that (i) during the period from the Initial Borrowing Date through and including December 31, 2007 the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed $3,750,000, and (ii) during any fiscal year of the Borrower set forth below (taken as one accounting period), the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed in any fiscal year of the Borrower set forth below the amount set forth opposite such fiscal year below:

Fiscal Year Ending	Amount
December 31, 2008	$5,000,000
December 31, 2009	$6,000,000
December 31, 2010	$7,000,000
December 31, 2011	$8,000,000
December 31, 2012	$9,000,000
December 31, 2013	$10,000,000

(b) In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to clause (a)(ii) above in any fiscal year of the Borrower (before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this clause (b)) is greater than the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries during such fiscal year, such excess may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year; provided that no amounts once carried forward pursuant to this Section 9.07(b) may be carried forward to any fiscal year of the Borrower thereafter.

(c) In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 9.07(a) or (b)) with the amount of Net Sale Proceeds received by the Borrower or any of its Subsidiaries from any Asset Sale so long as such Net Sale Proceeds are reinvested within the Relevant Reinvestment Period, but only to the extent that such Net Sale Proceeds are not otherwise required to be applied as a mandatory repayment pursuant to Section 4.02(d).

(d) In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 9.07(a) or (b)) with the amount of Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any Recovery Event so long as such Net Cash Proceeds are used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within the Relevant Reinvestment Period, but only to the extent that such Net Cash Proceeds are not otherwise required to be applied as a mandatory repayment pursuant to Section 4.02(e).

(e) In addition to the foregoing, the Qualified Credit Parties may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 9.07(a) or (b)) constituting (i) the Designated Permitted Acquisition effected in accordance with the definition thereof appearing herein or (ii) Other Permitted Acquisitions effected in accordance with the requirements of Section 8.18.

9.08. Interest Expense Coverage Ratio. The Borrower will not permit the Interest Expense Coverage Ratio for any Test Period ending on the last day of any fiscal quarter of the Borrower to be less than 6.00:1.00.

9.09. Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio as of the last day of any Test Period ending on the last day of any fiscal quarter to be greater than 2.50:1.00.

9.10. Modifications of Acquisition Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries to:

(i) amend, modify, change or waive any term or provision of any Initial Borrowing Date Acquisition Document or Designated Permitted Acquisition Document unless such amendment, modification, change or waiver is approved in advance by the Administrative Agent and same could not reasonably be expected to be adverse to the interests of the Lenders;

(ii) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests (including any Shareholders’ Agreement and any Qualified Preferred Stock), or enter into any new agreement with respect to its capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (b) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect and the terms of any such amendment, modification, change or other action will not violate any of the other provisions of this Agreement or any other Credit Document; or

(iii) amend, modify or change any provision of (i) any Management Agreement unless such amendment, modification or change could not reasonably be expected to be adverse to the interests of the Lenders in any material respect (although no amendment, modification or change may be made to any monetary term thereof) or (ii) any Tax Sharing Agreement or enter into any new tax sharing agreement, tax allocation agreement or similar agreement without the prior written consent of the Administrative Agent.

9.11. Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the close of the sale of such asset, (vi) restrictions on the transfer of any asset subject to a Lien permitted by Section 9.01(c), (f), (g), (n), (r) and (s), (vii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (viii) any agreement in effect at the time a Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary and (ix) in any agreement relating Indebtedness secured by a Lien permitted by Section 9.01(t).

9.12. Limitation on Issuance of Equity Interests. (a) The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Equity other than issuance by the Borrower of Qualified Preferred Stock pursuant to clause (c) below or (ii) any redeemable common stock or other redeemable common Equity Interests other than redeemable common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of the Borrower or such Subsidiary, as the case may be.

(b) The Borrower will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) in the case of Foreign Subsidiaries of the Borrower, to qualifying directors to the extent required by applicable law and for other nominal share issuances to Persons other than the Borrower and its Subsidiaries to the extent required under applicable law and (iv) for issuances by Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement.

(c) The Borrower may from time to time (i) issue Qualified Preferred Stock, so long as (x) no Default or Event of Default shall exist at the time of any such issuance or immediately after giving effect thereto, and (y) with respect to each issuance of Qualified Preferred Stock, the gross cash proceeds therefrom shall be at least equal to 100% of the liquidation preference thereof at the time of issuance and (ii) issue additional shares of Qualified Preferred Stock to pay in kind regularly scheduled Dividends on Qualified Preferred Stock theretofore issued in compliance with this Section 9.12(c).

9.13. Business; etc. The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the Initial Borrowing Date and reasonable extensions thereof and businesses ancillary or complimentary thereto.

9.14. Limitation on Creation of Subsidiaries. (a) The Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Subsidiary (other than Non-Wholly-Owned Subsidiaries permitted to be established, created or acquired in accordance with the requirements of Section 9.14(b)); provided that the Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries, so long as, in each case, (i) at least 10 days’ prior written notice thereof is given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent in any given case), (ii) the capital stock or other Equity Interests of such new Wholly-Owned Subsidiary are promptly pledged pursuant to, and to the extent required by, this Agreement and the Guaranty and Collateral Agreement and the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent, (iii) each such new Wholly-Owned Domestic Subsidiary becomes a party to the Guaranty and Collateral Agreement and (iv) each such new Wholly-Owned Domestic Subsidiary, to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 8.12. In addition, each new Wholly-Owned Domestic Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 5 as such new Wholly-Owned Domestic Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Initial Borrowing Date.

(b) In addition to Subsidiaries of the Borrower created pursuant to preceding clause (a), the Borrower and its Subsidiaries may acquire Non-Wholly-Owned Subsidiaries after the Initial Borrowing Date as a result of Other Permitted Acquisitions (subject to the limitations contained in the definition thereof) and Investments made pursuant to Section 9.05(p); provided that (i) all of the capital stock or other Equity Interests of each such Non-Wholly-Owned Subsidiary shall be pledged by any Credit Party which owns same as, and to the extent, required by the Guaranty and Collateral Agreement, and (ii) each such Non-Wholly-Owned Subsidiary that is a Domestic Subsidiary shall take the actions specified in Section 9.14(a) to the same extent that such Non-Wholly Owned Subsidiary would have been required to take if it were a Wholly-Owned Domestic Subsidiary of the Borrower.

SECTION 10. Events of Default.

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

10.01. Payments. The Borrower shall (a) default in the payment when due of any principal of any Loan or any Note, or (b) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or any Note or any Fees or any other amounts owing hereunder or under any other Credit Document; or

10.02. Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

10.03. Covenants. The Borrower or any of its Subsidiaries shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(g)(i), 8.01(j), 8.03(b), 8.04 (with respect to the Borrower only), 8.11, 8.13, 8.17 or Section 9 or (b) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 10.01 and 10.02) and such default shall continue unremedied for a period of 30 days; or

10.04. Default Under Other Agreements. (a) The Borrower or any of its Subsidiaries shall (i) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (b) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that it shall not be a Default or an Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (a) and (b) is at least $5,000,000; or

10.05. Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, to operate all or any substantial portion of the business of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any Business action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

10.06. ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have an outside trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA or Multiemployer Plan is or shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan, a Multiemployer Plan or a Foreign Pension Plan has not been timely made, the Borrower, any of its Subsidiaries or any ERISA Affiliate has incurred or is likely to incur any liability for a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan, the Borrower, any of its Subsidiaries or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 4062, 4063, 4064 or 4069 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a Multiemployer Plan under Section 515, 4201, 4204 or 4212 of ERISA, or the Borrower or any of its Subsidiaries has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plan, a “default,” within the meaning of Section 4219(c)(5) of ERISA, shall occur with respect to any Multiemployer Plan; any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any Governmental Authority (a “Change in Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan or Multiemployer Plan; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, either individually or in the aggregate, in the opinion of the Required Lenders has had, or could reasonably be expected to have, a Material Adverse Effect; or

10.07. Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral (other than any immaterial portion thereof), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01), and subject to no other Liens (except as permitted by Section 9.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or

10.08. Subsidiaries Guaranty. The Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms thereof), or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Guarantor’s obligations under the Subsidiaries Guaranty or any Subsidiaries Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty; or

10.09. Judgments. One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability (to the extent not paid or not covered by a reputable and solvent insurance company pursuant to which the insurer has accepted liability therefor in writing) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $5,000,000; or

10.10. Change of Control . A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and (b) below, shall occur automatically without the giving of any such notice): (a) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind; (b) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and (c) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.

SECTION 11. The Administrative Agent.

11.01. Appointment. The Lenders hereby irrevocably designate and appoint Morgan Stanley Senior Funding, Inc. as Administrative Agent (for purposes of this Section 11 and Section 12.01, the term “Administrative Agent” also shall include Morgan Stanley & Co, Incorporated in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through their officers, directors, agents, employees or affiliates.

11.02. Nature of Duties. (a) The Administrative Agent in its capacity as such shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent in its capacity as such nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and

nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 11.06 and 12.01. Without limitation of the foregoing, the Lead Arranger shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

11.03. Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

11.04. Certain Rights of the Agents. If any Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against such Agent as a result of such Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

11.05. Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

11.06. Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliates’ thereof) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.07. The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.08. Holders. Any Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.09. Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all of its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 10.05 then exists, the Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 11.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 11 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

11.10. Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Total Commitment and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 9.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 12.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10.

(c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.11. Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary thereof, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (a) as specifically provided in this Agreement or any other Credit Document and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 12. Miscellaneous.

12.01. Payment of Expenses, etc. The Borrower hereby agrees to: (a) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Lenders); (b) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender) to pay such taxes; and (c) indemnify the Administrative Agent and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (i) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the syndication of this Agreement or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

12.02. Right of Setoff. (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 12.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

(b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

12.03. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication) and mailed, telegraphed, telecopied, cabled or delivered: if to any Credit Party, c/o NightHawk Radiology Holdings, Inc., 250 Northwest Blvd., #202, Coeur d’Alene, Idaho 83814, Attention: President, Facsimile: (208) 292-2825; if to any Lender, at its address specified on Schedule 12.03; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the

Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent, and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

12.04. Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitment hereunder except as provided in Sections 2.13 and 12.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 12.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments have terminated, outstanding Obligations) hereunder to (i) (A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitment and related outstanding Obligations (or, if the Commitment has terminated, outstanding Obligations)

hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (w) at such time, Schedule 1.01(a) shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (x) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (y) the consent of the Administrative Agent and, so long as no Default or Event of Default then exists and the Syndication Date has occurred, the Borrower, shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned) and (z) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 12.15. To the extent of any assignment pursuant to this Section 12.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitment and outstanding Loans. At the time of each assignment pursuant to this Section 12.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service forms (and, if applicable, a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Lender’s Commitment and related outstanding Obligations pursuant to Section 2.13 or this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d) Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 12.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.04, 11.06, 12.01 and 12.06), which shall survive as to such assigning Lender.

12.05. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.

12.06. Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

12.07. Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, (i) except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining compliance with Sections 9.07 through 9.09, inclusive, shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of the Borrower referred to in Section 7.05(a) for the fiscal year ended December 31, 2006 and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.

(b) All computations of interest and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest on Base Rate Loans calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

12.08. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL,

EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET IN SECTION 12.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.09. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of any original executed counterpart hereof.

12.10. Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

12.11. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12. Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and schedules and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Guaranty and Collateral Agreement and the other Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 12.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), or amend Section 2.09 to permit the Borrower to select Interest Periods for any Loans in excess of six months at any time when such longer Interest Periods is not available to all Lenders, (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 12.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments and the Loans on the Effective Date), (iv) release all or substantially all of the aggregate value of the Subsidiaries Guaranty, (v) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Commitments and/or Loans are included on the Effective Date) or (vi) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of the Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 11 or any other provision of this Agreement or any other Credit Document as same relates to the rights or obligations of the Administrative Agent or (3) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) repay all outstanding Loans of such Lender in accordance with Section 4.01(b), provided that, unless the Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Lender or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 12.12(a).

12.13. Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 4.04, 11.06 and 12.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

12.14. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer to the extent otherwise required under any such Section).

12.15. Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 12.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.15, except to the extent such losses, claims, damages and liabilities result from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.16. Confidentiality. (a) Subject to the provisions of clause (b) of this Section 12.16, each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 12.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 12.16 and (vii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee, pledgee or participant agrees to be bound by the confidentiality provisions contained in this Section 12.16.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender.

12.17. Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States. The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, all promissory notes executed by, and capital stock and other Equity Interests in, various Persons owned by the respective Credit Party be pledged, and delivered for pledge, pursuant to the Security Documents. The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized to create and perfect all security interests granted pursuant to the various Security Documents and to take all actions under the laws of the United States and any State thereof to perfect the security interests in the capital stock and other Equity Interests of, and promissory notes issued by, any Person organized under the laws of said jurisdictions (in each case, to the extent said capital stock, other Equity Interests or promissory notes are owned by any Credit Party). Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of promissory notes issued by, or capital stock or other Equity Interests in, any Foreign Subsidiary of the Borrower or any other Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that, as of the Initial Borrowing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose capital stock or other Equity Interests are pledged, under the Security Documents. The Borrower hereby agrees that, following any request by the Administrative Agent or the Required Lenders to do so, the Borrower will, and will cause its Subsidiaries to, take such actions under the local law of any jurisdiction with respect to which such actions have not already been taken as are determined by the Administrative Agent or the Required Lenders to be necessary or desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions. If requested to do so pursuant to this Section 12.17, all such actions shall be taken in accordance with the provisions of this Section 12.17 and Section 8.12 and within the time periods set forth therein. All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law (but only with respect to capital stock of, other Equity Interests in, and promissory notes issued by, a Foreign Subsidiary of the Borrower or any other Persons organized under laws of jurisdictions other than the United States and any State thereof) not required to be taken in accordance with the provisions of this Section 12.17, provided that to the extent any representation or warranty would not be true because the foregoing actions were not taken, the respective representation of warranties shall be required to be true and correct in all material respects at such time as the respective action is required to be taken in accordance with the foregoing provisions of Section 8.12 and this Section 12.17.

12.18. Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

12.19. Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that the Borrower and its Subsidiaries shall be required to take the actions specified in Schedule 12.19 as promptly as practicable, and in any event within the time periods set forth in said Schedule 12.19 (in each case as the same may be extended by the Administrative Agent at its discretion). The provisions of said Schedule 12.19 shall be deemed incorporated by reference herein as fully as if set forth herein in its entirety.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

NIGHTHAWK RADIOLOGY HOLDINGS, INC., as Borrower

By:	/s/ Andrea M. Clegg
Name:
Title:	Vice President of Finance

MORGAN STANLEY SENIOR FUNDING, INC., Individually and as Administrative Agent

By:	/s/ Gene Martin
Name:
Title:

SCHEDULE 1.01

COMMITMENTS

Lender	Commitment
Morgan Stanley Senior Funding, Inc.	$53,000,000

TOTAL:	$53,000,000

SCHEDULE 12.03

LENDER ADDRESSES

Lender	Address

Morgan Stanley Senior Funding, Inc.	One Pierrepont Plaza
7th Floor
300 Cadman Plaza West
Brooklyn, New York 11201

	Attention:	Erma Dell’Aquila or Edward Henley
	Fax:	718-754-7249 / 7250

One Pierrepont Plaza
7th Floor
300 Cadman Plaza West
Brooklyn, New York 11201

	Attention:	Alice Lee
	Fax:	212-762-0346

SCHEDULE 12.19

POST CLOSING MATTERS

A. The Borrower shall have used commercially reasonable efforts to deliver to the Collateral Agent, within 60 days of the Initial Borrowing Date, Deposit Account Control Agreements and Securities Account Control Agreements (each as defined in the Guaranty and Collateral Agreement) required pursuant to Section 4.06 of the Guaranty and Collateral Agreement.

B. Within 10 days of the Initial Borrowing Date, the Borrower shall deliver a certificate of good standing (as to foreign qualification) issued by the State of Wisconsin with respect to the Borrower.

C. Within 5 days of the Initial Borrowing Date, the Borrower shall have filed, or have cause to have been filed, in the appropriate filing office of the relevant jurisdiction, UCC-3 termination statements or other applicable filings with respect to all entities annotated with a “*” on Schedule 9.01 of the CA Disclosure Letter.

D. Within 7 days of the Initial Borrowing Date, the Borrower shall have delivered insurance certificates, in form and substance reasonably satisfactory to the Administrative Agent, meeting the requirements of Section 8.03 of the Credit Agreement.

E. Within 5 days of the Initial Borrowing Date, the Borrower shall have delivered payoff documentation, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the existing loan from Westfield Bank to The Radlinx Group, Ltd.

TABLE OF CONTENTS

		Page
SECTION 1.	Definitions and Accounting Terms	1

1.01.	Defined Terms	1

SECTION 2.	Amount and Terms of Credit	24

2.01.	The Commitments	24
2.02.	Minimum Amount of Each Borrowing	25
2.03.	Notice of Borrowing	25
2.04.	Disbursement of Funds	26
2.05.	Notes	26
2.06.	Conversions	27
2.07.	Pro Rata Borrowings	27
2.08.	Interest	27
2.09.	Interest Periods	28
2.10.	Increased Costs, Illegality, etc.	29
2.11.	Compensation	30
2.12.	Change of Lending Office	30
2.13.	Replacement of Lenders	31
2.14.	Incremental Term Loan Commitments	31

SECTION 3.	Fees; Reductions of Commitment	33

3.01.	Fees	33
3.02.	Voluntary Termination or Reduction of Commitments	33
3.03.	Mandatory Reduction of Commitments	34

SECTION 4.	Prepayments; Payments; Taxes	34

4.01.	Voluntary Prepayments	34
4.02.	Mandatory Repayments	35
4.03.	Method and Place of Payment	38
4.04.	Net Payments	38

SECTION 5.	Conditions Precedent to the Initial Borrowing Date	40

5.01.	Effective Date; Notes	40
5.02.	Officer’s Certificate	40
5.03.	Opinions of Counsel	40
5.04.	Company Documents; Proceedings; etc.	40
5.05.	Employee Benefit Plans; Shareholders’ Agreements; Management Agreements; Employment Agreements; Collective Bargaining Agreements; Tax Sharing Agreements; Existing Indebtedness Agreements	41
5.06.	Consummation of the Initial Borrowing Date Acquisition; etc.	42
5.07.	Consummation of the Refinancing	42
5.08.	Adverse Change, Approvals	43
5.09.	Litigation	43
5.10.	Guaranty and Collateral Agreement	43
5.11.	Financial Statements; Pro Forma Balance Sheet; Projections	44
5.12.	Solvency Certificate; Insurance Certificates	44

(i)

5.13.	Fees, etc.	44
5.14.	Fee Letter	44

SECTION 6.	Conditions Precedent to the Incurrence of all Loans	45

6.01.	No Default; Representations and Warranties	45
6.02.	Notice of Borrowing	45

SECTION 7.	Representations, Warranties and Agreements	45

7.01.	Company Status	45
7.02.	Power and Authority	46
7.03.	No Violation	46
7.04.	Approvals	46
7.05.	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections	47
7.06.	Litigation	48
7.07.	True and Complete Disclosure	48
7.08.	Use of Proceeds; Margin Regulations	48
7.09.	Tax Returns and Payments	49
7.10.	Compliance with ERISA	49
7.11.	Security Documents	50
7.12.	Properties	51
7.13.	Capitalization.	51
7.14.	Subsidiaries	51
7.15.	Compliance with Statutes, etc.	52
7.16.	Investment Company Act	52
7.17.	Representations and Warranties in Other Documents	52
7.18.	Environmental Matters	52
7.19.	Employment and Labor Relations	53
7.20.	Intellectual Property, etc.	53
7.21.	Indebtedness	53
7.22.	Insurance	53
7.23.	Reimbursement from Third Party Payor	53
7.24.	Fraud and Abuse	54

SECTION 8.	Affirmative Covenants	54

8.01.	Information Covenants	54
8.02.	Books, Records and Inspections; Annual Meetings	57
8.03.	Maintenance of Property; Insurance	58
8.04.	Existence; Franchises	58
8.05.	Compliance with Statutes, etc.	58
8.06.	Compliance with Environmental Laws	59
8.07.	ERISA	59
8.08.	End of Fiscal Years; Fiscal Quarters	61
8.09.	Performance of Obligations	61
8.10.	Payment of Taxes	61
8.11.	Use of Proceeds	61
8.12.	Additional Security; Further Assurances; etc.	61
8.13.	Ownership of Subsidiaries; etc.	62
8.14.	Qualified Preferred Stock	62
8.15.	Interest Rate Protection	62
8.16.	Maintenance of Company Separateness	62
8.17.	2006 Audited Financial Statements of Target	63
8.18.	Other Permitted Acquisitions	63

(ii)

SECTION 9.	Negative Covenants	64

9.01.	Liens	64
9.02.	Consolidation, Merger, Purchase or Sale of Assets, etc.	67
9.03.	Dividends	69
9.04.	Indebtedness	70
9.05.	Advances, Investments and Loans	71
9.06.	Transactions with Affiliates	73
9.07.	Capital Expenditures	73
9.08.	Interest Expense Coverage Ratio	74
9.09.	Total Leverage Ratio	74
9.10.	Modifications of Acquisition Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.	74
9.11.	Limitation on Certain Restrictions on Subsidiaries	75
9.12.	Limitation on Issuance of Equity Interests	75
9.13.	Business; etc.	76
9.14.	Limitation on Creation of Subsidiaries	76

SECTION 10.	Events of Default	77

10.01.	Payments	77
10.02.	Representations, etc.	77
10.03.	Covenants	77
10.04.	Default Under Other Agreements	77
10.05.	Bankruptcy, etc.	77
10.06.	ERISA	78
10.07.	Security Documents	78
10.08.	Subsidiaries Guaranty	78
10.09.	Judgments	79
10.10.	Change of Control	79

SECTION 11.	The Administrative Agent	79

11.01.	Appointment	79
11.02.	Nature of Duties	79
11.03.	Lack of Reliance on the Administrative Agent	80
11.04.	Certain Rights of the Agents	80
11.05.	Reliance	80
11.06.	Indemnification	80
11.07.	The Administrative Agent in its Individual Capacity	81
11.08.	Holders	81
11.09.	Resignation by the Administrative Agent	81
11.10.	Collateral Matters	82
11.11.	Delivery of Information	83

SECTION 12.	Miscellaneous	83

12.01.	Payment of Expenses, etc.	83
12.02.	Right of Setoff	84
12.03.	Notices	84
12.04.	Benefit of Agreement; Assignments; Participations	85
12.05.	No Waiver; Remedies Cumulative	86
12.06.	Payments Pro Rata	87

(iii)

12.07.	Calculations; Computations	87
12.08.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	87
12.09.	Counterparts	88
12.10.	Effectiveness	89
12.11.	Headings Descriptive	89
12.12.	Amendment or Waiver; etc.	89
12.13.	Survival	90
12.14.	Domicile of Loans	90
12.15.	Register	90
12.16.	Confidentiality	91
12.17.	Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States	91
12.18.	Patriot Act	92
12.19.	Post-Closing Actions	92

(iv)

SCHEDULE 1.01(a)	Commitments
SCHEDULE 12.03	Lender Addresses
SCHEDULE 12.19	Post Closing Matters

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B	Form of Note
EXHIBIT C	Form of Section 4.04(b)(ii) Certificate
EXHIBIT D	Opinion of Wilson Sonsini Goodrich & Rosati
EXHIBIT E	Form of Officers’ Certificate
EXHIBIT F	Form of Guaranty and Collateral Agreement
EXHIBIT G	Form of Solvency Certificate
EXHIBIT H	Form of Compliance Certificate
EXHIBIT I	Form of Assignment and Assumption Agreement
EXHIBIT J	Form of Intercompany Note
EXHIBIT K	Form of Incremental Term Loan Commitment Agreement

(v)